UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

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One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 9, 2016

To the Matador Resources Company Shareholders:

Please join us for the 2016 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on Thursday, June 9, 2016, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the three nominees for director named in the attached Proxy Statement;

(2)	Vote to approve the Company’s Amended and Restated Annual Incentive Plan;

(3)	Advisory vote to approve the compensation of our named executive officers in the attached Proxy Statement;

(4)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

(5)	Vote on the shareholder proposal set forth in the attached Proxy Statement; and

(6)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 15, 2016 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 28, 2016

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 9, 2016:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2015 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

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Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 9, 2016

This Proxy Statement is being mailed on or about April 28, 2016 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on June 9, 2016, at 9:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the three nominees for director as set forth in this Proxy Statement, (ii) FOR the approval of the Company’s Amended and Restated Annual Incentive Plan, (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (iv) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2016 and (v) AGAINST the shareholder proposal as set forth in this Proxy Statement regarding a majority voting standard for the election of directors. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of shares of common stock, $0.01 par value per share (“Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 15, 2016 (the “Record Date”). As of the Record Date, there were outstanding and entitled to vote 93,265,146 shares of Common Stock.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. The election of directors requires a plurality of the votes cast at the meeting. All other proposals require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will have no effect on the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter and therefore will have no effect upon the approval of such matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2015 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2015.

2016 Annual Meeting of Stockholders

Date and Time: June 9, 2016, at 9:30 a.m., Central Daylight Time

Location: Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240

Record Date: April 15, 2016

Voting:	Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Voting Matters and Board Recommendation

Proposal	Board Recommendation
Election of Three Director Nominees to Serve for a Three-Year Term Expiring in 2019 (page 10)	FOR
Approval of the Company’s Amended and Restated Annual Incentive Plan (page 29)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 35)	FOR
Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2016 (page 37)	FOR
Vote on the Shareholder Proposal Regarding a Majority Voting Standard for the Election of Directors (page 40)	AGAINST

2015 Business Highlights

In 2015, Matador achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador successfully completed several important transactions in 2015, including (i) the merger with Harvey E. Yates Company (“HEYCO”), a subsidiary of HEYCO Energy Group, Inc., which added substantially to Matador’s Delaware Basin acreage position, (ii) Matador’s first issuance of senior unsecured notes, (iii) a follow-on equity offering and (iv) the sale of a portion of Matador’s midstream assets in Loving County, Texas to an affiliate of EnLink Midstream Partners, LP (“EnLink”).

Business highlights achieved during 2015 include the following:

•	A 35% increase in oil production from 3.3 million barrels (“Bbl”) produced in 2014 to 4.5 million Bbl produced in 2015.

•	An 81% increase in natural gas production from 15.3 billion cubic feet (“Bcf”) of natural gas produced in 2014 to 27.7 Bcf of natural gas produced in 2015.

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A 55% increase in average daily oil equivalent production from 16,082 barrels of oil equivalent (“BOE”) per day, including 9,095 Bbl of oil per day and 41.9 million cubic feet (“MMcf”) of natural gas per day, in 2014 to 24,955 BOE per day, including 12,306 Bbl of oil per day and 75.9 MMcf of natural gas per day, in 2015.

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On February 27, 2015, Matador completed a business combination pursuant to which one of its wholly-owned subsidiaries merged with HEYCO (the “HEYCO Merger”), combining certain oil and natural gas producing properties and undeveloped acreage located in Lea and Eddy Counties, New Mexico with its Delaware Basin operations. In the HEYCO Merger, Matador obtained approximately 58,600 gross (18,200 net) acres strategically located between Matador’s existing acreage in its Ranger and Rustler Breaks prospect areas.

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On April 14, 2015, Matador issued $400.0 million of 6.875% senior unsecured notes due 2023 in a private placement and, on October 21, 2015, Matador exchanged all of the privately-placed senior notes for a like principal amount of 6.875% senior notes due 2023 that have been registered under the Securities Act of 1933, as amended.

•	On April 21, 2015, Matador completed a public offering of 7,000,000 shares of its common stock for net proceeds of approximately $187.6 million.

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On October 1, 2015, Matador completed the sale of its wholly-owned subsidiary that owned certain natural gas gathering and processing assets in the Delaware Basin in Loving County, Texas to EnLink for cash consideration of approximately $143.4 million, excluding customary purchase price adjustments.

Director Nominees (page 10)

Our Board currently has nine members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships
Gregory E. Mitchell*	64	2011	President and Chief Executive Officer, Toot’n Totum Food Stores, LLC	CG
Dr. Steven W. Ohnimus*	69	2004	Retired, Formerly General Manager — Partner Operated Ventures, Unocal Corporation	A, OP, P

Craig T. Burkert*	59	**	Chief Financial Officer, ROMCO Equipment Co.	**

*	Independent Director
**	Mr. Burkert has not previously served on our Board. We anticipate that Mr. Burkert will be appointed to the Audit Committee following the Annual Meeting.
A	Audit Committee
CG	Corporate Governance Committee
OP	Operations and Engineering Committee
P	Prospect Committee

Amended and Restated Annual Incentive Plan (page 29)

The Company previously sponsored and maintained the Matador Resources Company Annual Incentive Plan for Management and Key Employees, effective January 1, 2012. On February 19, 2016, our Board adopted, subject to shareholder approval, the Matador Resources Company Amended and Restated Annual Incentive Plan for Management and Key Employees (the “Incentive Plan”).

The Incentive Plan is designed to link executive decision-making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole. More information regarding the Incentive Plan, including a description thereof, is set forth below beginning on page 29.

Executive Compensation Highlights (page 43)

Our compensation program is designed to reward, in both the short-term and the long-term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Joseph Wm. Foran, our Chairman and Chief Executive Officer, and our other executive officers in contributing to the Company’s success in 2015. Accordingly, approximately 87% of Mr. Foran’s 2015 total compensation was performance based with approximately 57% of his total compensation consisting of long-term incentive awards. Details of our executive compensation are shown in the 2015 Summary Compensation Table on page 56.

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Thursday, June 9, 2016 at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 28, 2016.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Annual Meeting notice, including the following:

•	the election of the three nominees for director named in this Proxy Statement for a term expiring at the 2019 Annual Meeting of Shareholders;

•	the approval of the Company’s Amended and Restated Annual Incentive Plan;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016;

•	the vote on the shareholder proposal as set forth in this Proxy Statement regarding a majority voting standard for the election of directors; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the three nominees for director named in this Proxy Statement for a term expiring at the 2019 Annual Meeting of Shareholders;

•	FOR the approval of the Company’s Amended and Restated Annual Incentive Plan;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016; and

•	AGAINST the approval of the shareholder proposal as set forth in this Proxy Statement regarding a majority voting standard for the election of directors.

Who is entitled to vote?

Shareholders as of the close of business on April 15, 2016 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 93,265,146 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

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dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 8, 2016; or

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go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 8, 2016; or

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if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com before the Annual Meeting, and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

Election of directors at the Annual Meeting will be by a plurality of votes cast at the Annual Meeting. Votes may be cast in favor of the election of each director nominee or withheld. With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy, and entitled to vote at the Annual Meeting, is required to take any other action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

A plurality of the votes cast at the Annual Meeting is required to elect each nominee for director. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Votes withheld with respect to the election of the Company’s directors will have no effect on the election of the nominees. In the case of the other proposals being submitted for shareholder approval, an abstention will effectively count as a vote cast against such proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter and therefore will have no effect upon the approval of such matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2016. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of nine members. Our Board is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible at all times. The current Class I directors are Ms. Margaret B. Shannon and Messrs. Carlos M. Sepulveda, Jr. and George M. Yates, who will hold office until the 2018 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal. The Class II directors are Messrs. Gregory E. Mitchell and Don C. Stephenson and Dr. Steven W. Ohnimus. Mr. Stephenson’s term will expire at the Annual Meeting, creating a vacancy on the Board. Messrs. Craig T. Burkert and Mitchell and Dr. Steven W. Ohnimus are the Class II director nominees at the Annual Meeting. The Class III directors are Messrs. Joseph Wm. Foran, David M. Laney and Reynald A. Baribault, who will hold office until the 2017 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

Mr. Burkert has been nominated by the Board for election as a Class II director at the Annual Meeting and Mr. Mitchell and Dr. Ohnimus have been nominated by the Board for re-election as Class II directors at the Annual Meeting, in each case, to hold office until the 2019 Annual Meeting of Shareholders and until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance — Board Committees — Nominating, Compensation and Planning Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) the availability and willingness to devote adequate time to Board duties; (iii) the character, judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) business knowledge and experience that provides a balance with the other directors; (vi) financial independence; and (vii) with respect to incumbent directors, excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Mr. Craig T. Burkert. Mr. Burkert, age 59, has been nominated for election by the Board as a Class II director at the Annual Meeting. With over 30 years of experience in distribution businesses, he currently serves as the Chief Financial Officer of ROMCO Equipment Co., a dealer of heavy construction equipment that serves customers in a variety of sectors throughout most of Texas. Mr. Burkert joined ROMCO in 1984 as a Product Manager, later serving as a Branch Manager from 1986 to 1989 and as General Manager from 1989 to 1994. In 1994 he left ROMCO to start a dealership in the lift truck industry in New England, but he returned to ROMCO in 2003 to take on his current position of Chief Financial Officer, where he is responsible for all financial, administrative and technology aspects of the company. Mr. Burkert has been involved with Matador since its inception. He has served on the Shareholder Advisory Committee for Board Nominations since 2014, has acted as a special advisor to the Company for midstream related matters and is an active participant in shareholder meetings and various Board activities. Mr. Burkert’s accounting and financial knowledge and leadership experience, coupled with his familiarity with the operations and corporate governance of the Company, provides our Board with a valuable perspective on these matters and other business issues.

Mr. Gregory E. Mitchell. Mr. Mitchell, age 64, joined our Board in June 2011. With 47 years of grocery and petroleum retailing experience, he is currently President and Chief Executive Officer of Toot’n Totum Food Stores, LLC, his family company located in Amarillo, Texas. The company, founded in 1950, consists of over 100 convenience stores, car washes, lube centers and check cashing locations, with an employee base of over 1,000 team members in the organization. His experience within the petroleum industry includes extensive negotiations with various major refiners in the United States. A 1973 graduate of the University of Oklahoma with a Bachelor of Business Administration degree, Mr. Mitchell was appointed by former Governor William Clements to the Texas Higher Education Coordinating Board, where he served from 1987 through 1993. Additionally, he has served as Chairman of the Amarillo Chamber of Commerce, Chairman of the United Way of Amarillo and Canyon, Chairman of the Harrington Foundation and President of the Amarillo Area Foundation. Mr. Mitchell is a former director of the Holding Committee of Amarillo National Bank, former board member of Cal Farley’s Boys Ranch and former Chairman of the Cal Farley’s Boys Ranch Foundation. Mr. Mitchell’s experience as President and Chief Executive Officer of his large family business provides our Board with extensive business, strategic and executive leadership experience.

Dr. Steven W. Ohnimus. Dr. Ohnimus, age 69, was first elected to our Board in January 2004. He spent his entire professional career from 1971 to 2000 with Unocal Corporation, an integrated energy company. From 1995 to 2000, he was General Manager — Partner Operated Ventures, where he represented Unocal’s non-operated international interests at board meetings, management committees and other high level meetings involving projects in the $200 million range in countries such as Azerbaijan, Bangladesh, China, Congo, Myanmar and Yemen. From 1994 to 1995, Dr. Ohnimus was General Manager of Asset Analysis, where he managed and directed planning, business plan budgeting and scenario plans for the domestic and international business unit with an asset portfolio totaling $5.5 billion. From 1990 to 1994, Dr. Ohnimus was Vice President and General Manager, Unocal Indonesia, located in Balikpapan, operating five offshore fields and one onshore liquid extraction plant and employing 1,200 nationals and 50 expatriates. From 1989 to 1990, he served as Regional Operations Manager in Anchorage, Alaska, and from 1988 to 1989, he was District Operations Manager in Houma, Louisiana. From 1981 to 1988, Dr. Ohnimus was in various management assignments in Houston and Houma, Louisiana, and from 1971 to 1981 he handled various technical assignments in reservoir engineering, production and drilling in the Gulf Coast area (Houston, Van, Lafayette and Houma). From 1975 to 1979, Dr. Ohnimus was Assistant Professor of Petroleum Engineering at the University of Southwest Louisiana (now University of Southern Louisiana) where he taught eleven undergraduate and graduate night classes. In 1980, he taught drilling seminars at the University of Texas Petroleum Extension Service of the International Association of Drilling Contractors (“IADC”). Dr. Ohnimus has authored several published papers concerning reservoir recompletion and increased recovery. He received his Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla in 1968, a Master of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1969 and a PhD degree in Petroleum Engineering from the University of Missouri at Rolla in 1971. Dr. Ohnimus served as a director of the American Petroleum Institute in 1978 and 1979, served as Session Chairman for the Society of Petroleum Engineers’ Annual Convention in 1982, was the Evangeline Section Chairman of the Society of Petroleum Engineers in 1978 and 1979 and served as President of the Unocal Credit Union from 1986 to 1988. In 2007, he was elected President of the Unocal Gulf Coast Alumni Club, which reports through the Chevron Retirees Association, for which Dr. Ohnimus is a director. Effective July 2015, Dr. Ohnimus assumed the position of South Texas Area Vice President of the Chevron Retirees Association. From 2008 to 2009, Dr. Ohnimus served as the vice chairman of the advisory board of Western Standard Energy Corp. (OTCBB: WSEG), an oil and natural gas exploration company. Due to his long oil and natural gas industry career and significant operational and international experience, Dr. Ohnimus provides valuable insight to our Board on our drilling and completion operations and management, as well as providing a global technology and operations perspective.

Vote Required

To be elected as a director, each director nominee must receive a plurality of the votes cast by the shareholders entitled to vote for the election of directors. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

Mr. Reynald A. Baribault. Mr. Baribault, age 52, was elected to our Board in June 2014 and currently serves as the chair of the Board’s Operations and Engineering Committee. He is Vice President / Engineering of North Plains Energy, LLC, a Denver-based exploration and production operator he co-founded in 2007. North Plains Energy’s operations are solely focused on the Bakken play in North Dakota. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Dallas-based oil and natural gas production operator with past operations in Louisiana, Southeast New Mexico and North Central Texas and current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant of Netherland, Sewell & Associates, Inc. from 1990 to 2002. Mr. Baribault began his professional career with Exxon Company in 1985 and oversaw operations reservoir engineering matters for high-pressure natural gas fields in South Louisiana. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a registered Petroleum Engineer in the State of Texas. Mr. Baribault provides valuable insight to our Board on our drilling, completion and reservoir engineering operations.

Mr. Joseph Wm. Foran. Mr. Foran, age 63, founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding. He served as President from our founding until November 2013 and is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran has provided leadership, experience and long relationships with many of our shareholders.

Mr. David M. Laney. Mr. Laney, age 67, is an original shareholder in Matador Resources Company and was an original shareholder in Matador Petroleum Corporation. He was one of the original directors on our Board and currently serves as lead independent director and chair of the Board’s Nominating, Compensation and Planning Committee. He is an attorney who since March 2007 has practiced law as a solo practitioner. Between 2003 and 2007, he was a partner with the law firm of Jackson Walker LLP in Dallas where he practiced in the area of corporate and financial law. Prior to joining Jackson Walker, Mr. Laney practiced at the law firm of Jenkens & Gilchrist from 1977 to 2003 and was Managing Partner of Jenkens & Gilchrist from 1990 to 2002. Mr. Laney has also served in several capacities as an appointee of Texas Governors William Clements and George W. Bush on state boards continuously from 1989 to 2001. He was Governor Clements’ appointee to the Texas Finance Commission, responsible for regulatory oversight of state chartered banking and thrift institutions from 1989 to 1995. He served as Governor Bush’s Texas Commissioner of Transportation (Chair of the Texas Transportation Commission) from 1995 to 2001. In 2002, Mr. Laney was nominated by President George W. Bush to the board of directors of Amtrak and confirmed by the U.S. Senate for a five-year term. In 2007, he completed his term as

Chairman of Amtrak’s board of directors. From 1998 to 2003, Mr. Laney served as a member of the Stanford University Board of Trustees, and for two years as chair of its audit committee. Mr. Laney currently serves on boards overseeing the development and operation of major transportation projects and serves as a director or an advisor to various transportation initiatives. He has also served in various capacities in connection with numerous civic and educational organizations and projects in the Dallas area. Mr. Laney graduated with a Bachelor of Arts degree with honors from Stanford University and a law degree from the Southern Methodist University Dedman School of Law. Mr. Laney’s legal and leadership experience in government and the private sector provide our Board with additional perspective on matters of corporate governance, legal and governmental relations as well as general business issues.

Mr. Carlos M. Sepulveda, Jr. Mr. Sepulveda, age 58, joined our Board in April 2013 and currently serves as chair of the Board’s Audit Committee and Financial Committee. Since 2010, Mr. Sepulveda has been Chairman of Triumph Bancorp, Inc. (NASDAQ: TBK) a financial holding company with interests in wholesale and community banking, specialty finance and investment management. He also serves as Chairman of TBK Bank, SSB, which is owned and operated by Triumph Bancorp. Mr. Sepulveda served as President and Chief Executive Officer of Interstate Battery System International, Inc. from March 2004 until his retirement in May 2013. He served as Executive Vice President of Interstate Batteries from 1993 to 2004 and Chief Financial Officer from 1990 to 1995. He remains a member of the Interstate Batteries board of directors, a position he has held since 1995. He has also served since 2007 on the board of directors of Cinemark Holdings, Inc. (NYSE: CNK), a company that owns and manages movie theaters, and is chair of its audit committee. In March 2014, Mr. Sepulveda became a member of the board of directors of Savoya LLC, an industry-leading provider of chauffeured ground transportation services. From 1979 to 1990, Mr. Sepulveda was with KPMG Peat Marwick and was a partner in its audit department from July 1989 to October 1990. Mr. Sepulveda received his Bachelor of Business Administration degree in accounting from the University of Texas in 1979 and is a licensed Certified Public Accountant. Mr. Sepulveda’s experience as President and Chief Executive Officer of Interstate Batteries along with his extensive public accounting background provide the Board invaluable executive leadership and financial and accounting expertise. As a certified public accountant with proven management skills, Mr. Sepulveda brings to the Board strong accounting and financial oversight coupled with experience in enterprise and operational risk management.

Ms. Margaret B. Shannon. Ms. Shannon, age 66, joined our Board in June 2011 and currently serves as chair of the Board’s Corporate Governance Committee. She served as Vice President and General Counsel of BJ Services Company, an international oilfield services company, from 1994 to 2010, when Baker Hughes Incorporated acquired BJ Services. Prior to 1994, she was a partner with the law firm of Andrews Kurth LLP. Ms. Shannon has served on the board of directors of Quanta Services Inc. (NYSE: PWR), a Houston-based public company that provides specialized infrastructure contracting services for the electric power, natural gas and pipeline and telecommunication industries, since December 2012. Ms. Shannon is also active in community activities, currently serving as a member of the board of directors of the Houston Health Foundation. She previously served as chair of the Executive Women’s Partnership sponsored by the Greater Houston Partnership, chair of the audit committee of the board of directors of the South Texas College of Law, chair of the Endowment Board of Palmer Memorial Episcopal Church and the board chair of the Harris County Health Alliance. Ms. Shannon received her J.D. cum laude from the Southern Methodist University Dedman School of Law in 1976 and her Bachelor of Arts degree from Baylor University in 1971. Ms. Shannon’s experience as an attorney, as a partner with Andrews Kurth LLP, as general counsel for a public company for more than 15 years and as a director for numerous other organizations provides our Board with important insights into public company obligations, corporate governance and board functions.

Mr. George M. Yates. Mr. Yates, age 69, joined our Board in April 2015 in accordance with the terms of the HEYCO Merger. See “Transactions with Related Persons” below. He is Chairman and Chief Executive Officer of HEYCO Energy Group, Inc., an oil and natural gas exploration and production business based in Dallas with additional offices in Roswell, New Mexico. HEYCO Energy Group, Inc. was the sole shareholder of Harvey E. Yates Company prior to the HEYCO Merger. Mr. Yates is a New Mexico native and graduated from the New

Mexico Military Institute in Roswell in 1964 and from the University of Texas at Austin with a Bachelor of Business Administration Degree in January 1969. He is also a graduate of the Owners/Presidents Management Program at Harvard Business School. He has been President of the New Mexico Landmen’s Association and the Independent Petroleum Association of New Mexico. He is past Chairman of the Board of Directors of Mountain States Legal Foundation of Denver, Colorado and the Environmental Issues Council based in Washington, D.C. He is also past Chairman of the Independent Petroleum Association of America and the Natural Gas Council. He served as Chairman of the board of directors of the Business and Industrial Political Action Committee (BIPAC) based in Washington, D.C. and as President of the Twenty-Five Year Club of the Petroleum Industry. He is currently a member of the National Petroleum Council. In 2004, Mr. Yates received the prestigious “Roughneck of the Year” award sponsored by Lone Star Steel Company. He was inducted into the Rocky Mountain Oil and Gas Hall of Fame in 2009. As a proven oil and natural gas executive, Mr. Yates provides our Board with decades of experience and tremendous knowledge with respect to the Delaware Basin and the assets acquired by Matador in the HEYCO Merger.

Special Board Advisors

In addition to our Board, we have nine individuals with significant oil and natural gas experience or legal, accounting or other business experience who will advise our Board on various matters. From time to time, we enter into various agreements with these individuals with respect to their service as special advisors to our Board, as well as indemnification agreements in form similar to those entered into with our directors and officers. Their business histories are described below:

Mr. Ronald F. Coleman. Mr. Coleman retired in 2014 from his joint role at Archer Limited as Executive Vice President and President — North America. Mr. Coleman had joined the global oil services company in 2012 and was responsible for the integration of multiple product service lines as part of a significant geographic expansion for Archer. He had previously served as Chief Operating Officer and Executive Vice-President of Select Energy Services, a position he held from January 2011 to December 2011. He joined Select Energy following 33 years with BJ Services Company, where he held various roles including Vice President — North America Pumping from 2007 to 2010 and Vice President — Operations (United States and Mexico) from 1998 to 2007. Mr. Coleman received a Bachelor of Business Administration degree from the University of Texas Permian Basin in 1993.

Mr. Marlan W. Downey. Mr. Downey worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became Vice President of Shell, and then President of Shell Oil’s newly-formed international subsidiary, Pecten International, retiring in 1987. Mr. Downey joined ARCO International in 1990 as Senior Vice President of Exploration, becoming President of ARCO International and then Senior Vice President and Executive Exploration Advisor to ARCO. Mr. Downey retired from ARCO in 1996. He serves on the board of TransAtlantic Petroleum Ltd., an international oil and natural gas company. Mr. Downey is a founder and director of Foundation Energy, a company that purchases and operates producing oil and natural gas properties. He is a fellow of the American Association for the Advancement of Science. He is an elected fellow of the Geological Society in London. Mr. Downey is past President of the American Association of Petroleum Geologists (“AAPG”) and has served as Bartell Professor and Chief Scientist — Sarkeys Energy Center at the University of Oklahoma. Mr. Downey is the 2009 recipient of the AAPG’s Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is active in several scientific organizations and serves on the board of Berkeley Earth, a non-profit organization. Mr. Downey received a Bachelor of Arts degree in Chemistry in 1952 at Peru State College in Nebraska. He served in the U.S. Army in Korea and the Philippines, then enrolled at the University of Nebraska, and received a Bachelor of Science degree in 1956 and a Master of Science degree in Geology in 1957. Mr. Downey previously served on Matador Petroleum Corporation’s board of directors. He has served as a special advisor to the Board since our inception in July 2003 and currently serves as chair of the Board’s Prospect Committee.

Mr. John R. Gass. Mr. Gass is Senior Vice President, Eastern Hemisphere Operations, for Nabors Drilling International Limited in Dubai, United Arab Emirates. Mr. Gass joined Nabors in its Houston, Texas office in 2004 as Senior Vice President, Business Development and Contracts, and held that position until 2011 when he was transferred to Dubai. Prior to joining Nabors, Mr. Gass served as Vice President, Global Operations at Parker Drilling Company. He spent 28 years with Parker and has extensive experience in drilling operations worldwide, including Latin America, the Middle East, Europe, Africa, the former Soviet Union and the Far East. Mr. Gass received a Bachelor of Business Administration degree from the University of Oklahoma in 1974 and a Master of Business Administration degree in international management from the Thunderbird Graduate School of International Management in Glendale, Arizona.

Mr. Wade I. Massad. Mr. Massad served as a consultant to the Company and a special advisor to the Board from 2010 to December 2011, when he was elected Executive Vice President — Capital Markets of the Company. He held that role until July 2012, when he resumed his role as a consultant to the Company and as a special advisor to the Board, pursuant to a consulting agreement entered into in August 2012. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, established in October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets, where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee. Mr. Massad has served on multiple public and private company boards. Mr. Massad received a Bachelor of Arts in business management from Baldwin-Wallace University in 1989 and currently serves on its Board of Trustees.

Mr. Greg L. McMichael. Mr. McMichael served as a member of the Board of Matador Resources Company from 2004 to 2008. He presently serves on the board of directors for Denbury Resources, Inc. (NYSE: DNR). Mr. McMichael retired in October 2004 as Vice President and Group Leader — Energy Research, of A.G. Edwards. In that capacity, he was responsible for overseeing all of the firm’s equity research in the Energy Sector, including the integrated oils, exploration and production, oil service and master limited partnerships. Prior to joining A.G. Edwards, Mr. McMichael served as Managing Director of Equity Research at Hanifen, Imhoff, Inc., a Denver-based regional investment firm. He had previously served as Chief Executive Officer of a private oil and natural gas acquisition and production company he co-founded in 1987. Mr. McMichael is a member of the National Association of Corporate Directors, where he is currently a Leadership Fellow and serves on the board of the Colorado chapter. Mr. McMichael received a Bachelor of Arts degree in Political Science and Economics from Schiller International University (London) in 1973.

Mr. David F. Nicklin. Mr. Nicklin joined Matador Resources Company in February 2009 as Executive Director of Exploration after working with the Company as a consultant since November 2007. He retired from his position as Executive Director of Exploration on March 31, 2015 but continues to serve the Company as a consultant and special advisor to the Board. From January 2000 until he joined Matador in 2009, Mr. Nicklin provided executive level consulting services to a variety of clients. In 2006, Mr. Nicklin co-founded and currently leads a small, private oil and natural gas company, Salt Creek Petroleum LLC. Salt Creek Petroleum owns small, non-operated interests in a variety of onshore oil and natural gas fields in the United States. In 2000, Mr. Nicklin founded and led for three years a private oil and natural gas exploration company, Serica Energy, which is now a public company with assets in Indonesia, the United Kingdom, Spain, Ireland and Morocco. Between 1981 and 2000, Mr. Nicklin was an employee of ARCO, where he participated in and led several international exploration teams, particularly in the Middle East, southeast Asia and Australasia. In 1991, he became the Chief Geologist for ARCO, a position he held until his retirement in 2000. In this position, Mr. Nicklin was responsible for the quality of the geological effort at ARCO, in particular, ensuring the application of state-of-the-art geological technology, the company’s risk management process, the selection of new ventures and the high-grading of a large geoscience staff. Throughout his career at ARCO, Mr. Nicklin was closely involved with the successful exploration for and development of a number of large oil and natural gas discoveries. Prior to joining ARCO, Mr. Nicklin was a senior development and operations geologist in a variety of positions in the United Kingdom, Angola, Norway and the Middle East. He was a specialist in well-site operations and provided training in operations to entry-level personnel. Mr. Nicklin was born in the United Kingdom and received a Bachelor of Science degree in Geology from the University of Wales in 1971. He is an active member of the AAPG and various other professional groups.

Dr. James D. Robertson. Dr. Robertson is a founder and co-managing partner of Salt Creek Petroleum, LLC, a privately-held company that explores for and produces oil and natural gas in conventional onshore plays in Texas. He is also founder and owner of Rannoch Petroleum LLC, an oil and natural gas investment and consulting firm based in Fort Worth, Texas. Prior to becoming an independent petroleum explorer, Dr. Robertson worked for ARCO for 25 years, serving as Vice President of Exploration for ARCO’s international division prior to his retirement from ARCO upon its acquisition by BP plc in 2000. Dr. Robertson has served as president of the Society of Exploration Geophysicists (SEG), chairman of the Fort Worth Chapter of the Society of Independent Professional Earth Scientists (SIPES) and as a national director of SIPES from 2012 to 2013. He is a licensed professional geoscientist in the State of Texas. Dr. Robertson received a Bachelor of Science degree in geological engineering from Princeton University and a PhD in geophysics from the University of Wisconsin.

Mr. James A. Rolfe. Mr. Rolfe is Of Counsel with Kendall Law Group, a Dallas, Texas law firm specializing in litigation that he joined in 2009. From 2005 to 2009, Mr. Rolfe served as Of Counsel with Fitzpatrick Hagood Smith & Uhl LLP, a boutique litigation firm. He worked as a sole practitioner in private practice from 1985 to 2005. From 1981 to 1985, Mr. Rolfe served as United States Attorney for the Northern District of Texas, having been appointed to that position by President Reagan. From 1979 to 1981, he worked in private practice following his service as Assistant United States Attorney for the Northern District of Texas, a position he held from 1973 to 1979. Mr. Rolfe was Assistant District Attorney for Dallas County from 1969 to 1973. He began his public service in the role of Assistant City Attorney for the City of Dallas, which position he held from 1968 to 1969. Mr. Rolfe served in the United States Army from 1959 to 1962. He received a Bachelor of Arts degree from Austin College in 1965 and received its Distinguished Alumnus Award in 2000. He received his law degree from the University of Texas at Austin in 1968.

Mr. Michael C. Ryan. Mr. Ryan served as a member of the Board of Matador Resources Company from February 2009 to June 2015. Prior to joining the Board, he served as an advisor to the Financial Committee and frequently participated in Board planning and strategy sessions. Mr. Ryan is a private investor. From October 2004 to December 2015, he was a Partner and member of the Investment Committee at Berens Capital Management LLC, an investment firm based in New York. From February 1998 to June 2004, he worked with Goldman, Sachs & Co., a global investment banking and securities services firm, leading its West Coast international institutional equities business. In this role, he developed and built a team of professionals to advise large institutional clients on their global investment decisions. From 1995 to 1998, Mr. Ryan lived in Oslo, Norway, where he was a Partner at Pareto Securities, a Scandinavian-based securities firm where he led and built the institutional equities business into the United States and United Kingdom. From 1991 to 1994, Mr. Ryan represented multiple eastern European governments in the preparation, negotiation and sale of many of their largest state-owned companies. He began his career with Honeywell, Inc., which invents and manufactures technologies, including in the safety, security and energy areas, in 1983, working in the Systems and Research Center, which focused on advanced weapons development programs. Mr. Ryan received a Master of Business Administration degree from The Wharton School at the University of Pennsylvania in 1991 and a Bachelor of Science degree from the University of Minnesota in 1983.

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and its Amended and Restated Bylaws, each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2015, the Board held 15 meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Laney to serve as lead independent director. In 2015, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served, other than Mr. Yates who did not join the Board until April 28, 2015 and attended six of nine board meetings, including all three of the regularly scheduled meetings, following his appointment to the Board. Our Company policy states that each of our directors is expected to attend Annual Meetings of Shareholders. All of our directors were in attendance at the 2015 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that seven of our nine current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Ms. Shannon, Messrs. Baribault, Laney, Mitchell, Sepulveda and Stephenson and Dr. Ohnimus. Mr. Stephenson’s term will expire at the Annual Meeting, creating a vacancy on the Board. If Mr. Burkert is elected at the Annual Meeting, the Board has determined that he will be an “independent director” as defined under the rules of the SEC and the NYSE. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and

Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman and Chief Executive Officer, seven of eight of our non-employee directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Nominating, Compensation and Planning Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has four standing committees and an independent lead director. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As the Lead Director, Mr. Laney has the following roles and responsibilities:

•	he chairs the executive sessions of the non-management and independent directors;

•	he leads the independent directors in the evaluation of the Chief Executive Officer;

•	he facilitates communication among the non-management and independent directors; and

•	he acts as a liaison between the non-management and independent directors and the Chief Executive Officer.

Mr. Laney, as Lead Director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or special advisors for the Board;

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board are the Audit Committee; Nominating, Compensation and Planning Committee; Corporate Governance Committee; and Executive Committee. The Board has also established the following advisory committees: Operations and Engineering Committee; Financial Committee; and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading

“Investors — Corporate Governance.” Director membership of all of our standing and advisory committees at December 31, 2015 is identified below.

Director	Audit Committee	Nominating, Compensation and Planning Committee	Corporate Governance Committee	Executive Committee	Operations and Engineering Committee	Financial Committee	Prospect Committee
Joseph Wm. Foran				**	*	*	*
Reynald A. Baribault		*			**		*
David M. Laney	*	**	*	*		*
Gregory E. Mitchell			*
Steven W. Ohnimus	*				*		*
Carlos M. Sepulveda, Jr.	**			*		**
Margaret B. Shannon		*	**			*
Don C. Stephenson	*
George M. Yates					*	*	*

*	Member
**	Chair

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with review of compliance with our Code of Ethics.

During 2015, our Audit Committee met six times and as of December 31, 2015 consisted of Messrs. Laney, Sepulveda and Stephenson and Dr. Ohnimus, each of whom is independent under the rules of the NYSE and the SEC. Mr. Sepulveda is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Mr. Sepulveda and Mr. Stephenson is an “audit committee financial expert.” Mr. Stephenson’s term as a director, and as a member of the Audit Committee, will expire at the Annual Meeting, and, if elected, Mr. Burkert is expected to replace Mr. Stephenson on the Audit Committee. Mr. Burkert is expected to qualify as an “audit committee financial expert.”

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board;

•	recommends to the Board the members and chair of each committee of the Board;

•	assists the Board and the independent members of the Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the independent members of the Board on the adoption of policies that govern our compensation programs; and

•

recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

Our Nominating, Compensation and Planning Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of December 31, 2015, our Nominating, Compensation and Planning Committee consisted of Ms. Shannon and Messrs. Baribault and Laney, each of whom is independent under the rules of the SEC and the NYSE, a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Laney is the chair of the Nominating, Compensation and Planning Committee. During 2015, the Nominating, Compensation and Planning Committee met nine times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (formerly the Director Nominating Advisory Committee) that is charged with receiving and considering possible nominees for election by shareholders to the Board. Pursuant to the Shareholder Advisory Committee for Board Nominations charter, this committee is comprised of eight to 12 persons selected by the Nominating, Compensation and Planning Committee, and consists of at least:

•	two members of the Nominating, Compensation and Planning Committee;

•	two former members of or special advisors to the Board;

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two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Shareholder Advisory Committee for Board Nominations); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Shareholder Advisory Committee for Board Nominations.

The current members of the Shareholder Advisory Committee for Board Nominations are Messrs. Baribault, Laney, Ryan and Burkert, Dr. Ohnimus, Joe E. Coleman, Kevin M. Grevey, Scott E. King, James S. Kone, Jr. and James H. “Jake” Trewin.

The Shareholder Advisory Committee for Board Nominations makes recommendations based on its conclusions to the Nominating, Compensation and Planning Committee for its consideration and review.

The Nominating, Compensation and Planning Committee and the Shareholder Advisory Committee for Board Nominations consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Shareholder Advisory Committee for Board Nominations and the Nominating, Compensation and Planning Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Shareholder Advisory Committee for Board Nominations and the Nominating, Compensation and Planning Committee, a shareholder must submit the recommendation in writing and must include the following information:

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The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

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The name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above and in more detail in our Amended and Restated Bylaws, as amended to date, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 or more than 75 days prior to the one-year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s Annual Meeting of Shareholders.

The Nominating, Compensation and Planning Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating, Compensation and Planning Committee will also consider such director’s past performance on the Board.

The Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations may also engage firms that specialize in identifying director candidates. As described above, the Nominating, Compensation and Planning Committee and Shareholder Advisory Committee for Board Nominations will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations as a potential candidate, the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations determines that additional consideration is warranted, the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate.

In addition to the qualifications of a candidate, the Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating, Compensation and Planning Committee or the Shareholder Advisory Committee for Board Nominations also contemplate multiple dynamics that promote and advance diversity amongst the members of the Board. Although the Nominating, Compensation and Planning Committee does not have a formal diversity policy, the Nominating, Compensation and Planning Committee considers a number of factors regarding diversity of personal and professional backgrounds, specialized skills and acumen and breadth of experience in energy production, consumption, distribution or transportation, government policy, finance or law. The Nominating, Compensation and Planning Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the evaluation of the Board and management.

As of December 31, 2015, our Corporate Governance Committee consisted of Ms. Shannon and Messrs. Laney and Mitchell, each of whom is independent under the rules of the SEC and the NYSE. Ms. Shannon is the chair of the Corporate Governance Committee. During 2015, the Corporate Governance Committee met five times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Amended and Restated Certificate of Formation, as amended to date. The Executive Committee did not meet during 2015.

As of December 31, 2015, our Executive Committee consisted of Messrs. Foran, Laney and Sepulveda. Mr. Foran is the chair of the Executive Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling and completion operations and our production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of December 31, 2015, the members of the Operations and Engineering Committee were Messrs. Baribault, Foran and Yates, Dr. Ohnimus and Mr. Downey (ex officio) and W.J. “Jack” Sleeper, Jr. (ex officio). Mr. Downey is a special advisor to our Board. Mr. Sleeper, a special advisor to our Board since the Company’s founding, passed away in early 2016. Mr. Baribault is the chair of the Operations and Engineering Committee.

Financial Committee

The Financial Committee provides oversight of our financial position, liquidity and capital needs and the various methods for financing our business. As of December 31, 2015, the members of the Financial Committee were Ms. Shannon and Messrs. Foran, Laney, Sepulveda and Yates. Mr. Sepulveda is the chair of the Financial Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of December 31, 2015, the members of the Prospect Committee were Messrs. Baribault, Foran, Yates and Dr. Ohnimus and Messrs. Downey (ex officio) and Sleeper (ex officio). Mr. Downey is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management. The Nominating, Compensation and Planning Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Compensation Committee Interlocks and Insider Participation

Ms. Shannon and Messrs. Baribault, Laney and Ryan served on our Nominating, Compensation and Planning Committee during the last completed fiscal year. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Nominating, Compensation and Planning Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2015.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee of directors, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 26, 2016:

Name	Age	Positions Held With Us
Executive Officers
Joseph Wm. Foran	63	Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	55	President
David E. Lancaster	59	Executive Vice President and Chief Financial Officer
Craig N. Adams	49	Executive Vice President — Land, Legal & Administration
Van H. Singleton, II	38	Executive Vice President of Land
Bradley M. Robinson	61	Senior Vice President of Reservoir Engineering and Chief Technology Officer
Billy E. Goodwin	58	Senior Vice President — Operations
G. Gregg Krug	55	Senior Vice President — Marketing and Midstream

Other Senior Officers
Matthew D. Spicer	48	Vice President and General Manager of Midstream
Trent W. Green	49	Vice President of Production
Robert T. Macalik	37	Vice President and Chief Accounting Officer
Kathryn L. Wayne	55	Controller and Treasurer

The following biographies describe the business experience of our executive officers and certain of our other senior officers. Each officer serves at the discretion of our Board. There are no family relationships among any of our officers.

Executive Officers

Mr. Joseph Wm. Foran. Please see the biography of Mr. Foran on page 12 of this Proxy Statement.

Mr. Matthew V. Hairford. Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 until 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included Pinnacle Reef wells in East Texas and deep horizontal drilling in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc., an integrated energy company. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland, Texas and Oklahoma City, Oklahoma. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston, Texas. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs, including, most recently, the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster. Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer since May 2007. He also served as Chief Operating Officer from May 2009 to May 2015. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in October 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in that well-known petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President — Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. In 2014, Mr. Lancaster was inducted into the Texas A&M University Petroleum Engineering Academy of Distinguished Graduates. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. Craig N. Adams. Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President — Land and Legal and became Executive Vice President — Land, Legal & Administration in June 2015. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he was a Comment Editor of the Texas Tech Law Review.

Mr. Van H. Singleton, II. Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land for the Company, and he was promoted to Executive Vice President of Land in February 2015. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. Bradley M. Robinson. Mr. Robinson joined Matador Resources Company in August 2003 as one of its founders, serving as our Vice President of Reservoir Engineering until his promotion to Senior Vice President of Reservoir Engineering in February 2016. He assumed the additional role of Chief Technology Officer in May 2013. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services business unit, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning, where he was responsible for the development and application of new technologies for well completions and stimulation, provided technical expertise for reservoir management and field development projects, taught basic and advanced industry courses in well completions and stimulation and provided internal training in production engineering and stimulation methods. Mr. Robinson worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined Holditch in 1979, and was one of the principals in that well-known petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was Holditch’s Vice President — Production Engineering, where he was responsible for coordination and management of production and completion engineering projects, including development drilling and openhole data acquisition programs, design and supervision of initial well completions and workovers, transient well test design and analysis and hydraulic fracture stimulation design and supervision. His duties also included reserves evaluation and economic analysis of new and existing wells, and his areas of specialization included low permeability natural gas sands, coalbed methane reservoirs and horizontal wells. For approximately 10 years during this time, he served as assistant project manager for the Gas Research Institute’s Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world, including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among others. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored more than 30 technical articles appearing in industry and/or technical publications and has made numerous engineering technical presentations. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He served as Chairman of the Dallas Section of the Society of Petroleum Engineers in 2011 and 2012. He also received the 2013 Engineer of the Year Award presented by the Dallas Section of the Society of Petroleum Engineers and the 2013 Completions Optimization and Technology award presented by the Mid-Continent region of the Society of Petroleum Engineers.

Mr. Billy E. Goodwin. Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling for the Company, and he was promoted to Senior Vice President — Operations in February 2016. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. G. Gregg Krug. Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing and Vice President of Longwood Gathering & Disposal Systems, LP for the Company, and he was promoted to Senior Vice President — Marketing and Midstream in February 2016. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Other Senior Officers

Mr. Matthew D. Spicer. Mr. Spicer joined Matador Resources Company in March 2014 as Senior Representative of Business Development and was promoted to Manager of Business Development and then General Manager of Midstream later in 2014. In October 2015, Mr. Spicer was promoted to Vice President and General Manager of Midstream. Prior to joining the Company, Mr. Spicer served as the Director of Flight Operations for L-3 Unmanned Systems, also serving in various roles including as Program Manager and in Business Development during his tenure with L-3, which began in 2011. Mr. Spicer served in the United States Marine Corps from 1991 to 2014, both in active duty and as a reservist, before his retirement as a Lieutenant Colonel in 2014. Mr. Spicer also served as a first officer with American Airlines from 2000 to 2003 following his active duty in the United States Marine Corps. Mr. Spicer received a Bachelor of Science degree in Manufacturing Engineering Technology from Central Michigan University in 1991.

Mr. Trent W. Green. Mr. Green joined Matador Resources Company in connection with the HEYCO Merger in February 2015 as Vice President of Production. Previously, Mr. Green served as Chief Operating Officer of Harvey E. Yates Company and oversaw all of its oil and natural gas operations, including safety and regulatory compliance. Prior to joining Harvey E. Yates Company in 2012, Mr. Green was Rocky Mountain Division Manager for BOPCO, L.P., a Fort Worth, Texas based company. From 2002 to 2007, Mr. Green served as Division Manager for Pinnacle Technologies, where he expanded its microseismic and tiltmeter mapping business in the Rocky Mountain Region. Mr. Green owned his own oilfield service business from 2000 to 2002. That business provided specialized in-situ reservoir testing services to coalbed methane and shale developers. Mr. Green previously worked for S.A. Holditch & Associates, Inc. and Amerada Hess performing production, reservoir and completion engineering duties throughout North America. He has also taught courses worldwide through NeXT, LLC, an industry training company. Mr. Green received his Bachelor of Science degree in Petroleum Engineering from Montana Tech of the University of Montana in 1989 and his Master of Business

Administration from the University of Denver in 2007. He is a registered professional engineer in the State of Colorado.

Mr. Robert T. Macalik. Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He has more than 10 years of experience in public accounting with significant experience in the upstream oil and natural gas industry. From 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

Ms. Kathryn L. Wayne. Ms. Wayne was one of the original employees of Matador Resources Company and has served as the Company’s Controller and Treasurer since 2003. She was previously with Matador Petroleum Corporation, joining the company in 1991. Immediately prior to its sale, Ms. Wayne was Senior Revenue Accountant, and her duties included supervision of the revenue accounting staff, management of the revenue distribution process and preparation of monthly accruals and various required regulatory reports. Ms. Wayne began her career with Mobil Oil Corporation, where she held various positions in the gas accounting department. Ms. Wayne received a Bachelor of Arts degree in Accounting from Texas A&M University in 1983. She is recognized by the Council of Petroleum Accountants Societies (COPAS) as an Accredited Petroleum Accountant (APA). She is an active member of COPAS and served a three-year term on the COPAS APA Board of Examiners.

PROPOSAL 2 — APPROVAL OF OUR AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

Background

The Company previously sponsored and maintained the Matador Resources Company Annual Incentive Plan for Management and Key Employees, effective January 1, 2012 (the “2012 Annual Incentive Plan”). On February 19, 2016, our Board adopted, subject to shareholder approval, the Matador Resources Company Amended and Restated Annual Incentive Plan for Management and Key Employees (the “Incentive Plan”). The Incentive Plan is designed to link executive decision-making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole.

The Incentive Plan advances the interests of the Company and its shareholders by providing the Company with an additional means by which it can sustain and enhance its culture of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company, and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Incentive Plan provides for the granting of awards of incentive compensation that may be paid to a participant upon satisfaction of specified Performance Goals (as defined below) for a particular Performance Period (as defined below).

The Incentive Plan is designed to satisfy the requirements of Code Section 162(m) so that the Company can take federal income tax deductions for the performance-based compensation paid under the Incentive Plan to its named executive officers. Code Section 162(m) generally provides that publicly-held companies may not take a federal income tax deduction for certain compensation in excess of $1 million paid to certain named executive officers in any one year unless that compensation is “performance-based.” Compensation can qualify as performance-based only if the material terms of the performance goals are disclosed to and approved by a company’s shareholders before the compensation is paid and other requirements are satisfied. The material terms to be disclosed include the following: (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals are based and (c) either the maximum amount of compensation that could be paid to an employee if the performance goals are achieved or the formula used to calculate the amount.

The following is a brief summary of the material features of the Incentive Plan as it pertains to certain “Covered Employees” (generally, an individual employed by the Company who, on the last day of the taxable year, either is the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer)). The full text of the Incentive Plan is attached as Appendix A to this Proxy Statement. The description of the Incentive Plan contained herein is not intended to be complete and is qualified in its entirety by reference to Appendix A, which contains the complete text of the Incentive Plan.

The Board has determined that the Incentive Plan is in the best interest of the Company and its shareholders and has recommended that the Company’s shareholders approve the Incentive Plan.

Plan Administration

The Incentive Plan will be administered by the Nominating, Compensation and Planning Committee or such other committee as determined by the Board, and which shall consist of two or more “outside directors” within the meaning of Code Section 162(m) (the “Plan Committee”). The Plan Committee has the authority and discretion to administer and interpret the provisions of the Incentive Plan, to adopt such rules and regulations for the administration of the Incentive Plan and to take such other actions as permitted under the Incentive Plan, as the Plan Committee deems necessary or advisable in the administration of the Incentive Plan. The Plan Committee has the full authority to (i) designate the employees who are eligible to participate in the Incentive Plan; (ii) establish the Performance Goals and achievement levels for each participant; and (iii) establish and certify the achievement of the Performance Goals for the applicable Performance Period. Decisions of the Plan

Committee will be final, binding and conclusive upon all parties, including, without limitation, the Company and plan participants.

Plan Eligibility and Participation

Participation in the Incentive Plan is limited to those employees who are designated by the Plan Committee. For each period selected by the Plan Committee for payment of incentive compensation, referred to as a “Performance Period” (a Performance Period coincides with the fiscal year of the Company), the Plan Committee will select the particular employees to whom incentive compensation may be awarded. With respect to Covered Employees, the Plan Committee must make its determination within the first 90 days of the Performance Period (and in the case of a Performance Period less than a fiscal year, such determinations will be made no later than the date on which 25% of the Performance Period has elapsed). Awards may be made by the Plan Committee at any time and from time to time during a Performance Period to new participants, or to then participants, and may include or exclude previous participants, as the Plan Committee shall determine. The Plan Committee’s determinations under the Incentive Plan may be made by the Committee selectively among employees who receive, or are eligible to receive, awards under the Incentive Plan.

Determination of Performance Goals and Awards

With respect to each Performance Period, the Plan Committee shall establish a performance goal for all participants in such Performance Period with the creation of a performance pool, which shall be 3.5% of Adjusted EBITDA (as defined in the Incentive Plan) for such Performance Period; provided that Adjusted EBITDA equals or exceeds $50,000,000 for such Performance Period (the “Adjusted EBITDA Pool Goal”). Once the Adjusted EBITDA Pool Goal is reached or exceeded, the awards will be allocated to each participant based on the allocation formula set forth in the table below. The table below establishes the maximum award payable to any participant for a specified Performance Period.

Participant	Percentage of Performance Pool (Maximum)
Chief Executive Officer	30%
Second Highest Paid Participant	17.5%
Third Highest Paid Participant	17.5%
Fourth Highest Paid Participant	17.5%
Fifth Highest Paid Participant	17.5%

Total	100%

In the Plan Committee’s discretion, supplemental performance goals (the “Discretionary Goals”), in addition to the Adjusted EBITDA Pool Goal set forth above (collectively with the Discretionary Goals, the “Performance Goals”), may be established by the Plan Committee for each Performance Period. The Discretionary Goals may be identical for all participants or, at the discretion of the Plan Committee, may be different to reflect more appropriate measures of individual performance. No later than the 90th day of the Performance Period (and in the case of a Performance Period less than a fiscal year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed), the Plan Committee will approve (i) the Performance Goals for the Performance Period (if applicable), (ii) the threshold, target, and maximum levels for the Performance Goals for the Performance Period (if applicable), (iii) with respect to each participant, the incentive compensation for achievement of threshold, target and maximum achievement levels and the relative weighting, if any, of each Performance Goal in determining the participant’s incentive compensation (if applicable) and (iv) a schedule setting forth the payout opportunity for threshold, target and maximum achievement levels (if applicable).

In addition to the Adjusted EBITDA Pool Goal, awards under the Incentive Plan may be made subject to the attainment of the following types of performance goals, which, where applicable, shall be within the meaning of Code Section 162(m) relating to one or more of the following business criteria:

•	earnings (either in aggregate or on a per-share basis) or adjusted earnings;

•	net income or adjusted net income;

•	operating income;

•	operating profit;

•	cash flow;

•	return measures (including return on assets, investments, equity or invested capital);

•

total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other classes of shareholders);

•	earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items;

•	Adjusted EBITDA;

•	acreage;

•	reserves, total reserves or reserves per barrel;

•	present value of estimated future oil and natural gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10%, or PV 10;

•	gross revenues;

•	reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more subsidiaries or business units thereof;

•	economic value or economic value added;

•	market share or market share added;

•	annual net income to common stock;

•	earnings per share or growth in earnings per share;

•	annual cash flow provided by operations;

•	changes in annual revenues;

•

strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserves replacement ratio and goals relating to acquisitions or divestitures; and/or

•	goals relating to specific environmental compliance measures and safety and accident rates.

Any Performance Goal may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Goal may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences. In all other respects, the Performance Goals shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Plan Committee which is consistently applied.

Certification and Level of Achievement

Within 60 days immediately following the end of the applicable Performance Period, the Plan Committee shall determine the awards to participants for such Performance Period by comparing actual performance to (i) the Adjusted EBITDA Pool Goal adopted by the Plan Committee for such Performance Period and (ii) at the Plan Committee’s discretion, any applicable Discretionary Goals. With respect to Covered Employees, the Plan Committee shall certify that the amount of the award has been accurately determined in accordance with the terms, conditions and limits of the Incentive Plan. The Plan Committee may, in its discretion, decrease the award to be paid to one or more participants for such Performance Period. However, the Plan Committee may not in any event increase the amount of an award payable to an individual above the maximum award payable.

Award Payment

Approved awards under the Incentive Plan for a Performance Period will be paid (a) if the Company’s fiscal year is a calendar year, then in the calendar year immediately following the close of the year in which such Performance Period ends, but in any event within 75 days following the Plan Committee’s certification of the award; or (b) if the Company’s fiscal year is other than a calendar year, then on the 135th day following the end of such Performance Period.

In addition, in the event of certain terminations of service due to death or disability prior to the end of the applicable Performance Period, the Plan Committee may, in its discretion, pay a participant a pro-rated amount of incentive compensation under such participant’s award. In the event of a Change in Control (as defined in the Incentive Plan) during a Performance Period, the Company will pay each participant a pro-rata amount of any potential incentive compensation payable under any award made to such participant, calculated by multiplying the amount payable for target achievement by the percentage of the Performance Period completed prior to the Change in Control.

The payment for an award shall be in the form of a cash lump sum payment.

Recoupment for Restatements

The Plan Committee may recoup all or a portion of any incentive compensation paid to a participant in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, as approved by the Board from time to time.

Plan Term and Amendment or Discontinuance

The effective date of the Incentive Plan is January 1, 2016, subject to approval by the shareholders at the Annual Meeting. The Incentive Plan will continue in effect until terminated by the Plan Committee or the Board. The Plan Committee may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the Incentive Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Incentive Plan and awards to comply with any applicable law or the rules and regulations of any applicable stock exchange shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon, and further provided that, any amendment that modifies any pre-established Performance Goal for a participant who is a Covered Employee (or his successor(s), as may be applicable) with respect to any particular Performance Period may only be effected on or prior to that date which is 90 days following the commencement of such Performance Period. In addition, the Board of Directors may discontinue the Incentive Plan in whole or in part and amend the Incentive Plan in any manner advisable in order for incentive compensation granted under the Incentive Plan to qualify as “performance-based” compensation under Code Section 162(m) (including amendments as a result of changes to Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to incentive compensation granted under the Incentive Plan).

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Incentive Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation, including, in some instances, incentive compensation. If the requirements of Code Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax.

Tax Consequences to Participants. Generally, the recipient of cash will be subject to tax at ordinary income rates on the amount of the award on the date of payment or delivery. Any ordinary income realized by a participant upon receipt of cash is subject to withholding of federal, state and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act. Deferred compensation that is subject to Code Section 409A will be subject to certain federal income tax withholding and reporting requirements. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or a subsidiary of the Company for which the participant performs services will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense and is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1 million limitation on certain executive compensation under Code Section 162(m).

Section 162(m) Million Dollar Deduction Limit. The Company may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is a Covered Employee. The limitation on deductions does not apply to certain types of compensation, including qualified “performance-based” compensation. The Company intends that any incentive compensation paid under the Incentive Plan will be construed as to constitute qualified “performance-based” compensation and, as such, will be exempt from the $1 million limitation on deductible compensation. Although the Company generally will attempt to structure the incentive compensation under the Incentive Plan so as to preserve deductibility, there may be circumstances where the Company’s best interests may be best served by maintaining flexibility in the way compensation is provided even if it might result in the non-deductibility of incentive compensation awarded under the Incentive Plan.

Other Compensation

The Incentive Plan is not exclusive. The Company may pay other compensation to named executive officers and other key employees as authorized by the Board and applicable law. If the Incentive Plan is not approved by the shareholders, the Company intends to operate the pre-amended and restated version of the Incentive Plan, which is similar to the Incentive Plan, and the Company contemplates that any cash incentive payments for the Company’s fiscal year ending December 31, 2016 for named executive officers would not be deductible under Code Section 162(m) to the extent that (when combined with other non-exempt compensation paid) they exceed the $1 million limit on non-exempt compensation paid to the named executive officers.

Potential Payments to Named Executive Officers

The first awards granted under the Incentive Plan will relate to 2016. Based on the payout percentages approved by the Plan Committee, if the Adjusted EBITDA Pool Goal is met but not exceeded (i.e., if Adjusted EBITDA equals $50,000,000), the potential amounts payable to the named executive officers for 2016 under the Incentive Plan are as follows:

Name	Potential Awards for 2016 Under the Incentive Plan
Joseph Wm. Foran	$525,000
Matthew V. Hairford	$306,250
David E. Lancaster	$306,250
Craig N. Adams	$306,250
Van H. Singleton, II	$306,250

The potential payout amounts to the named executive officers may be greater if actual Adjusted EBITDA exceeds $50,000,000 for 2016. The Plan Committee may establish additional Discretionary Goals for 2016, in its discretion.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the Incentive Plan. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote FOR approval of the

Matador Resources Company Amended and Restated Annual Incentive Plan.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives.

In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	the ability to manage and enhance production from our existing assets;

•	the ability to explore new opportunities to increase oil and natural gas production;

•	the ability to identify and acquire additional acreage;

•	the ability to increase year-over-year proved reserves;

•	the ability to control unit production costs;

•	level of job responsibility;

•	industry experience; and

•	general professional growth.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above referenced CD&A disclosure appears on pages 43 to 55 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Nominating, Compensation and Planning Committee and the independent members of the Board (the “Independent Directors”) will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2012 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on executive compensation. Unless the Board modifies this policy, the next advisory vote on compensation following this vote will be held at our 2017 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2016, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2015 and 2014

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2015 and 2014, and fees for other services rendered by KPMG during that period:

	2015	2014
Audit fees	$1,073,821	$879,850
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,073,821	$879,850

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2015, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in our prospectus related to our 2015 equity offering, our offering memorandum related to our 2015 senior notes offering and our prospectus related to our 2015 registered exchange offering, and providing the underwriters of such offerings with comfort letters on certain information contained, or incorporated by reference, in the prospectus or offering memorandum, as applicable. For fiscal year 2014, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in our prospectus related to our 2014 equity offering, and providing the underwriter of such offering with comfort letters on certain information contained, or incorporated by reference, in the prospectus.

Audit-Related Fees

We did not incur any audit-related fees in 2015 or 2014.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2015 or 2014.

All Other Fees

We did not incur any other fees in 2015 or 2014.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investors — Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2015 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Audit Committee,

Carlos M. Sepulveda, Jr., Chair

David M. Laney

Steven W. Ohnimus

Don C. Stephenson

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2016. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2016.

PROPOSAL 5 — SHAREHOLDER PROPOSAL TO ADOPT A MAJORITY VOTING STANDARD FOR THE ELECTION OF DIRECTORS

The California State Teachers’ Retirement System (“CalSTRS”), a shareholder of the Company, has notified the Company that it intends to present the proposal and related supporting statement (which is quoted verbatim) set forth below for action by the shareholders at the Annual Meeting. Pursuant to Rule 14a-8(l)(1) of the Exchange Act, the Company will provide the address and number of shares of Common Stock held by the proponent of the proposal promptly upon receipt of an oral or written request. Requests should be submitted to Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, email: investors@matadorresources.com or by calling (972) 371-5200.

As explained in the Company’s opposition statement below, the Board recommends that you vote “AGAINST” this shareholder proposal.

BE IT RESOLVED:

That the shareholders of Matador Resources Company hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 94% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

OPPOSITION STATEMENT OF THE COMPANY:

The Board has considered the shareholder proposal and believes that the voting procedures currently set forth in the Company’s Amended and Restated Bylaws, as amended, are in the best interests of the Company and our shareholders. For the reasons discussed below, the Board recommends a vote “AGAINST” the shareholder proposal.

The adoption of a strict majority voting standard is unnecessary because the Company already maintains corporate governance processes that provide for the identification of qualified individuals to serve on the Board. As described below, the Company’s Shareholder Advisory Committee for Board Nominations (formerly the Director Nominating Advisory Committee) provides the Company a unique process for receiving shareholder input when selecting director candidates. The Nominating, Compensation and Planning Committee, with input from the Shareholder Advisory Committee for Board Nominations, identifies and considers potential director candidates and has also established procedures by which shareholders can recommend individuals to serve on the Board. The result of these processes is a Board composed of highly qualified directors with diverse skill sets, qualifications and experiences who serve the best interests of the Company and its shareholders.

The Company’s current nominating and voting procedures enable shareholders to express themselves in all phases of the nominating and voting process. As described above under “Corporate Governance — Board Committees — Nominating, Compensation and Planning Committee,” the Shareholder Advisory Committee for Board Nominations is charged with receiving and considering possible nominees for election by shareholders to the Board. The Shareholder Advisory Committee for Board Nominations is comprised of eight to 12 persons selected by the Nominating, Compensation and Planning Committee. All members of the Shareholder Advisory Committee for Board Nominations are shareholders, and a majority currently serve solely as shareholders, not being otherwise affiliated with the Company or the Board. Shareholders can also follow the procedures outlined in the Company’s Amended and Restated Bylaws, as amended, to nominate individuals to serve on the Board. Furthermore, shareholders can express opposition to any new director nominee or dissatisfaction with any incumbent director by withholding their vote in any election. A significant “withhold” vote for any director would send a strong message to the Board and would be strongly considered by the Nominating, Compensation and Planning Committee in determining future nominees for election to the Board.

In addition, the proponent’s suggestion that plurality voting allows a director nominee to be elected with a single affirmative vote is highly unlikely given the extraordinary levels of shareholder support all director candidates have historically received. Since the Company’s initial public offering, no director has received less than 99% of the votes cast for or withheld in a director election (excluding broker non-votes), meaning the outcome of all elections held to date would have been the same even under a majority voting standard. Given our historical results, all of our directors have very clearly had the backing of the shareholders they represent.

The Company’s plurality voting standard eliminates the possibility of “failed elections” where directors do not receive a majority of the votes cast, thus leaving vacancies on the Board. Multiple vacancies on the Board could result in the Company’s inability to comply with NYSE listing standards and securities regulations relating to director independence, committee composition and financial experts. Furthermore, in the event of a “failed election,” it is the Board’s responsibility to fill the vacancy without any further shareholder vote until the next upcoming shareholder meeting. Shareholders would have no greater assurance that the person or persons selected to fill any vacancy would be any more satisfactory than the failed nominee. Addressing “failed elections” would undoubtedly be distracting to the Board and require both the Board and the Nominating, Compensation and Planning Committee to divert their attention from other important matters and repeat much of the process each had previously conducted in order to identify new nominees. Accordingly, the Board believes it is the best interests of the Company and its shareholders to maintain the plurality voting standard and avoid the potential corporate governance complications and administrative burdens that could arise out of a transition to a mandated majority voting standard.

A majority voting standard may also increase the difficulty of recruiting qualified director nominees and increase the Company’s costs without any improved performance by directors or increased accountability to shareholders. Conversely, a plurality voting standard ensures continuity of relevant expertise, advice and experience on the Board.

Importantly, under the Board’s leadership and with the backing of the Company’s shareholders, the Company has continued to deliver strong financial and operational results. Despite a challenging commodity price environment in 2015, the successful execution of the Company’s business strategies by the Company’s Board, management and staff led to significant increases in oil and natural gas production and proved oil and natural gas reserves in 2015. Among other accomplishments, the Company achieved record oil, natural gas and average daily oil equivalent production in 2015. The Company’s Adjusted EBITDA for 2015 was the second best result in its history, surpassed only by the Company’s Adjusted EBITDA reported for 2014. The Company’s strong performance is, in no small part, attributable to the guidance and stewardship of the members of the Board, all of whom have enjoyed the strong support of the Company’s shareholders.

Finally, Texas law expressly provides for plurality voting in director elections. While perhaps less commonplace for companies comprising the S&P 500, of which Matador is not a part, plurality voting is common practice among the Company’s peers. Of the companies constituting Matador’s 2016 peer group as identified below under “Executive Compensation — Compensation Discussion and Analysis,” two-thirds have adopted a plurality voting standard for directors. Of the companies constituting Matador’s 2015 peer group as identified below under “Executive Compensation — Compensation Discussion and Analysis,” a majority of the companies have adopted a plurality voting standard for directors. Therefore, Matador’s plurality voting standard is in line with its peers.

Accordingly, the Board does not believe that moving to a majority voting standard will enhance the shareholders’ role in director elections in any meaningful way or will increase directors’ accountability to the shareholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the shareholder proposal. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

The Board of Directors recommends that you vote AGAINST approval of the shareholder proposal to adopt a majority voting standard for the election of directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to compensation for 2015 for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers. This compensation discussion and analysis provides a general description of our compensation program and specific information about its various components.

Named Executive Officers

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President and Chief Financial Officer;

•	Craig N. Adams, Executive Vice President — Land, Legal & Administration; and

•	Van H. Singleton, II, Executive Vice President of Land

Executive Summary

We are an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Our current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. We also operate in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. In addition, we have a growing midstream business that supports our operations.

2015 Business Highlights

In 2015, we achieved record oil, natural gas and average daily oil equivalent production. In addition, we successfully completed several important transactions in 2015, including (i) the HEYCO Merger, which added substantially to our Delaware Basin acreage position, (ii) our first issuance of senior unsecured notes, (iii) a follow-on equity offering and (iv) the sale of a portion of our midstream assets in Loving County, Texas to an affiliate of EnLink. Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Foran and our executive officers in contributing to the Company’s success in 2015. Highlights of our 2015 success are summarized in the table below:

Objectives of Our Compensation Program

Our future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. Our executive compensation program is designed to provide a comprehensive compensation program to meet the following objectives:

•	to be fair to both the executive and the Company;

•	to attract and retain talented and experienced executives with the skills necessary for us to execute our business plan;

•	to provide opportunities to achieve a total compensation level that is competitive with comparable positions at companies with which we may compete for executives;

•	to align the interests of our executive officers with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives;

•	to provide an appropriate mix of fixed and variable pay components to maintain a “pay-for-performance” oriented compensation program;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals;

•	to provide compensation that takes into consideration the education, professional experience and knowledge that is specific to each job and the unique qualities the executive possesses; and

•	to recognize an executive’s commitment and dedication in his job performance and in support of our culture.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

How We Determined Each Element of 2015 Compensation

The Nominating, Compensation and Planning Committee has engaged Pay Governance LLC as its independent executive compensation advisory firm. The Nominating, Compensation and Planning Committee has assessed the independence of Pay Governance LLC pursuant to applicable SEC and NYSE rules and concluded that Pay Governance LLC’s engagement by the Nominating, Compensation and Planning Committee does not raise any conflict of interest.

For purposes of benchmarking executive compensation, for the 2014 fiscal year, Pay Governance LLC developed a list of recommended peer companies in the oil and natural gas exploration and production sector with comparable revenue size (approximately $90 million to approximately $775 million) and market capitalization (less than $1 billion to approximately $3.1 billion) and that were competitors. These companies and the rationale for their inclusion in our peer group were considered and approved by the Nominating, Compensation and Planning Committee and the Independent Directors. The Nominating, Compensation and

Planning Committee and the Independent Directors reviewed such peer group with respect to 2015 and determined that such peer group should remain in place for 2015. The compensation peer companies for 2015 are as follows (the “Peer Group”):

Abraxas Petroleum Corporation Approach Resources Inc. Bonanza Creek Energy, Inc. Callon Petroleum Company Carrizo Oil & Gas, Inc. Clayton Williams Energy, Inc. Comstock Resources, Inc.	Contango Oil & Gas Company Goodrich Petroleum Corporation Magnum Hunter Resources Corporation Penn Virginia Corporation Resolute Energy Corporation Rex Energy Corporation Rosetta Resources Inc.

As an overall compensation philosophy for 2015, we increased Named Executive Officer base salaries to meet the objective of having total compensation for the Named Executive Officers range between the 50th and 75th percentiles of the Peer Group.

Elements of Our 2015 Compensation Program and Why We Paid Each Element

For 2015, our management compensation program was comprised of the following five elements:

•	Base Salary. We paid base salary to compensate each executive for his assigned responsibilities, experience, leadership and expected future contribution.

•

Performance-Based Cash Bonus. We adopted the 2012 Annual Incentive Plan effective January 1, 2012 as part of our management compensation program because we believed this element of compensation (i) helps focus and motivate management to achieve key corporate and individual objectives by rewarding the achievement of these objectives; (ii) helps retain management; (iii) rewards our successes over the prior year; and (iv) is necessary to be competitive from a total remuneration standpoint.

•

Discretionary Bonus. Our Independent Directors have discretionary authority to award executives for particular accomplishments at times and in amounts that the Independent Directors approve, upon the recommendation of the Nominating, Compensation and Planning Committee.

•

Equity Awards. We used stock options and restricted stock as the primary vehicles for (i) linking our long-term performance and increases in shareholder value to the total compensation for our executive officers; and (ii) providing competitive compensation to attract and retain our executive officers.

•

Benefits. We offered a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The health and welfare programs were intended to protect employees against catastrophic loss and encourage a healthy lifestyle.

Nominating, Compensation and Planning Committee

The Nominating, Compensation and Planning Committee has the authority, at our expense, to retain and terminate independent third-party compensation consultants and other expert advisors.

In addition, the Nominating, Compensation and Planning Committee confirms at least annually that our incentive pay does not encourage unnecessary risk taking and reviews and discusses the relationship between risk management policies and practices, corporate strategy and senior executive compensation. The Nominating, Compensation and Planning Committee considered, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While our bonuses are tied to management’s achievements during the previous fiscal year and may encourage the taking of short-term risks at the expense of long-term results, executives’ annual bonuses take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Directors. The Nominating, Compensation and Planning Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Nominating, Compensation and Planning Committee believes that our current equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that stock options and service-based restricted stock typically vest over three or four years.

With regard to all of the Named Executive Officers, the Nominating, Compensation and Planning Committee recommends to the Independent Directors:

•	option guidelines and size of overall grants;

•	option grants and other equity and non-equity related awards; and

•	limitations, restrictions and conditions upon any award as the Nominating, Compensation and Planning Committee deems appropriate and as permitted under the applicable plan.

The Independent Directors are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC and are “outside directors” under Section 162(m) of the Code. Upon Mr. Stephenson’s appointment to the Board in 2015, the Board determined that Mr. Stephenson met the independence requirements of the NYSE and SEC but did not meet the definition of an “outside director” under Section 162(m) of the Code. As a result, Mr. Stephenson has recused himself from any Section 162(m)-related votes of the Board.

The Nominating, Compensation and Planning Committee annually reviews and makes recommendations to the Independent Directors regarding the matters related to Mr. Foran’s compensation, including corporate goals and objectives applicable to Mr. Foran’s compensation. The Nominating, Compensation and Planning Committee also evaluates Mr. Foran’s performance in light of these established goals and objectives at least annually. Based upon these evaluations, the Nominating, Compensation and Planning Committee makes recommendations to the Independent Directors regarding Mr. Foran’s annual compensation, including salary, bonus and equity and non-equity incentive compensation. The Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors with regard to Mr. Foran:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

On an annual basis, after consultation with Mr. Foran, the Nominating, Compensation and Planning Committee reviews and makes recommendations to the Independent Directors on the evaluation process and compensation structure for the other Named Executive Officers. After considering the evaluation and recommendations of Mr. Foran, the Nominating, Compensation and Planning Committee evaluates the performance of the other Named Executive Officers and makes recommendations to the Independent Directors regarding the annual compensation of such Named Executive Officers, including salary, bonus and equity and non-equity incentive compensation. The Nominating, Compensation and Planning Committee also takes into account the outcome of the most recent advisory vote from its shareholders when considering executive compensation arrangements.

After considering the recommendations of Mr. Foran with regard to the other Named Executive Officers, the Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors regarding the other Named Executive Officers:

•	any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof;

•	any deferred compensation arrangement or retirement plan or benefits; and

•	any benefits and perquisites.

In addition, pursuant to its charter, the Nominating, Compensation and Planning Committee reviews and recommends to the Independent Directors any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

2015 Base Salary

In late 2014, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Nominating, Compensation and Planning Committee recommended and the Independent Directors approved the following 2015 base salaries for our Named Executive Officers, except with respect to Mr. Singleton, who was not appointed as an executive officer until February 2015. Mr. Singleton’s 2015 base salary was ratified, approved and confirmed by the Nominating, Compensation and Planning Committee and the Independent Directors in connection with his appointment as an executive officer.

Executive Officer	2015 Base Salary
Joseph Wm. Foran	$800,000
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	$500,000
President

David E. Lancaster	$425,000
Executive Vice President and Chief Financial Officer

Craig N. Adams	$425,000
Executive Vice President — Land, Legal & Administration

Van H. Singleton, II	$325,000
Executive Vice President of Land

The base salaries of the Named Executive Officers were set between the 50th and 75th percentiles of base compensation levels of the Peer Group based on compensation set forth in the Peer Group’s 2014 proxy statements.

2015 Annual Incentive Compensation

Effective January 1, 2012, we adopted the 2012 Annual Incentive Plan, pursuant to which we may award Named Executive Officers annual incentive compensation cash awards based on certain terms and conditions established by the Board. We set annual performance criteria each year for the Named Executive Officers based on the performance criteria that are set forth in the 2012 Annual Incentive Plan (each, an “Annual Incentive Program”). Such criteria include financial, operational and strategic performance goals for the Company, Company performance measures and Company performance relative to peers. These performance criteria have corresponding performance payment amounts that serve as guidelines for actual amounts to be paid based on the achievement of such performance criteria by each Named Executive Officer.

In addition to the annual performance criteria, in order to give the Nominating, Compensation and Planning Committee and the Independent Directors flexibility, the Nominating, Compensation and Planning Committee has the discretion to make recommendations to the Independent Directors and the Independent Directors have the discretion to decide after the completion of each year to decrease the amount of the payments relating to the corresponding performance criteria or to increase the amount of the payments to the Named Executive Officers. Any increase could be in response to unforeseen circumstances when the performance criteria were set. Any such increase could be or not be based on the list of performance criteria set forth in the Annual Incentive Program and could be made irrespective of whether any payments were made based upon the performance criteria.

For 2015, the Chair of the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management to determine potential criteria for the 2015 Annual Incentive Program (the “2015 Incentive Program”). Based on these meetings, the Chair proposed certain preliminary performance criteria metrics for consideration by the Nominating, Compensation and Planning Committee. The Nominating, Compensation and Planning Committee then met with Pay Governance and management to review the proposed criteria. As a result of these meetings, the Nominating, Compensation and Planning Committee recommended and the Independent Directors determined to use the following performance criteria as guidelines:

•	increase in oil production for 2015 as compared to 2014;

•	increase in total production for 2015 as compared to 2014;

•	decrease in cash operating costs for 2015 as compared to 2014.

•	Adjusted EBITDA(1) growth for 2015 as compared to 2014;

•	debt/Adjusted EBITDA(1) ratio for 2015 as compared to 2014;

•	increase in stock price for 2015 as compared to 2014; and

•	increase in Permian Basin acreage for 2015 as compared to 2014.

The Nominating, Compensation and Planning Committee and the Independent Directors determined that these seven criteria were general measures of our performance and were the key criteria on which management should focus during 2015. The Independent Directors established the threshold levels of the performance criteria as representing an achievable improvement over 2014, the target levels as representing a considerable but reasonable improvement over 2014 and the maximum levels as representing an exceptional improvement over 2014. Since the actual payments to be made under the 2015 Incentive Program were discretionary with the Independent Directors, there was no weighting among the performance criteria. Below are the threshold, target and maximum performance criteria set for 2015, as well as the Company’s actual results.

2015 Incentive Program Metrics

Performance Metric	2014 Baseline	Threshold	Target	Maximum	2015 Actual
Oil Production	3.3 million Bbl	4.0 million Bbl	4.1 million Bbl	4.3 million Bbl	4.5 million Bbl
Total Production (million BOE)	5.9 million BOE	8.0 million BOE	8.3 million BOE	8.6 million BOE	9.1 million BOE
Cash Operating Costs (2)	$19.88/BOE	$18.00/BOE	$17.00/BOE	$16.00/BOE	$15.79/BOE
Adjusted EBITDA (1)	$262.9 million	$200.0 million	$215.0 million	$230.0 million	$223.2 million
Year End Debt/Adjusted EBITDA	1.3	2.2	2.0	1.8	1.5
Stock Price/Share	$20.23	$22.50	$26.00	$30.00	$19.77
Year-End Permian Basin Acreage (Net)	66,100	66,100	90,000	100,000	88,800

(1)	We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on assets sales and inventory impairment. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see our Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Includes production taxes and marketing, lease operating and general administrative expenses. Does not include interest expense.

In making recommendations regarding the potential payment guidelines under the 2015 Incentive Program, Pay Governance LLC made recommendations regarding the target payment guidelines. The Nominating, Compensation and Planning Committee reviewed the Pay Governance LLC recommendations regarding target payment guidelines as well as the recommendations of management regarding the threshold, target and maximum payment guidelines. Based on the review of the Pay Governance recommendations and the management recommendations, which took into account the differing responsibilities of each Named Executive Officer by the Nominating, Compensation and Planning Committee and the Independent Directors, the threshold, target and maximum payment guidelines set forth below were adopted.

Participant	Threshold Annual Incentive Opportunity as % of 2015 Base Salary	Target Annual Incentive Opportunity as % of 2015 Base Salary	Maximum Annual Incentive Opportunity as % of 2015 Base Salary
Joseph Wm. Foran	40%	75%	150%
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	35%	70%	125%
President

David E. Lancaster	35%	65%	120%
Executive Vice President and Chief Financial Officer

Craig N. Adams	25%	50%	100%
Executive Vice President — Land, Legal & Administration

Van H. Singleton, II	25%	50%	100%
Executive Vice President of Land

Pursuant to the 2015 Incentive Program, the amount of any annual award could have been greater or less than the payment opportunity based on the performance criteria guidelines so long as the annual award did not exceed 200% of the Named Executive Officer’s annual base salary.

In January 2016, after reviewing the Company’s 2015 expected results compared to the financial and operational metrics set forth above, the Nominating, Compensation and Planning Committee concluded that the Company would (i) achieve the maximum performance metrics for oil production, total production, cash operating costs and year end debt/Adjusted EBITDA, (ii) exceed the target performance metric for Adjusted EBITDA and (iii) nearly meet the target performance metric for year-end Permian Basin acreage.

With regard to each Named Executive Officer, after taking into account the performance criteria guidelines, the Company’s 2015 results and other information with regard to such Named Executive Officer, the Nominating, Compensation and Planning Committee recommended to the Independent Directors that the Named Executive Officers be paid annual cash awards as set forth below, and the Independent Directors approved such annual cash awards. The Independent Directors exercised their discretion in awarding the amounts of annual cash awards under the 2015 Incentive Program set forth below. Since the actual payments to be made under the 2015 Incentive Program were discretionary with the Independent Directors, there was no formulaic calculation nor weighting among the performance criteria by the Independent Directors. All awards made pursuant to the 2015 Incentive Program were cash awards and were paid to the Named Executive Officers in the first quarter of 2016.

Executive Officer	2015 Incentive Program Compensation	% of 2015 Base Salary
Joseph Wm. Foran	$1,080,000	135.0%
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	$563,000	112.6%
President

David E. Lancaster	$470,000	110.6%
Executive Vice President and Chief Financial Officer

Craig N. Adams	$385,000	90.6%
Executive Vice President — Land, Legal & Administration

Van H. Singleton, II	$295,000	90.8%
Executive Vice President of Land

Discretionary Bonuses

Our Independent Directors have discretionary authority to award executives for particular accomplishments at times and in amounts that the Independent Directors approve, upon the recommendation of the Nominating, Compensation and Planning Committee. In the first and second quarters of 2015, the Nominating, Compensation and Planning Committee recommended, and the Board approved, discretionary bonuses to certain of our Named Executive Officers in recognition of each officer’s efforts in connection with the HEYCO Merger and the Company’s 2015 senior notes offering and public equity offering, respectively.

2015 Long-Term Incentive Compensation

Effective January 1, 2012, the Board adopted the 2012 Long-Term Incentive Plan. The Board and shareholders approved the Amended and Restated 2012 Long-Term Incentive Plan (the “2012 Plan”) effective as of June 10, 2015. This plan permits the granting of long-term equity and cash incentive awards, including the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock (service-based and performance-based);

•	restricted stock units (service-based and performance-based);

•	performance shares;

•	performance units;

•	stock grants; and

•	performance cash awards.

After receiving recommendations from the Nominating, Compensation and Planning Committee, the Independent Directors administer the 2012 Plan. For 2015, the Nominating, Compensation and Planning Committee met with Pay Governance LLC and management regarding the appropriate types and amounts of equity grants based on differing levels of responsibility of the Named Executive Officers and made recommendations to the Independent Directors.

In January 2015, the Nominating, Compensation and Planning Committee recommended, and the Independent Directors awarded, the annual equity awards of non-qualified stock options and/or restricted stock to each Named Executive Officer. The stock options and restricted stock were granted in order to facilitate retention of our Named Executive Officers and provide a reward for positive future results. The January 2015 stock options have a five-year term, vest 100% on the third anniversary of the grant date if the Named Executive Officer is still employed by us on the vesting date, and have an exercise price of $22.01 per share. The January 2015 restricted stock awards vest 100% on the third anniversary of the grant date if the Named Executive Officer is still employed by us on the vesting date. During the restricted period prior to vesting of the restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted stock.

In connection with the HEYCO Merger, in January 2015, the Nominating, Compensation and Planning Committee also recommended, and the Independent Directors awarded, a one-time equity grant of stock options to Mr. Foran effective upon closing of the HEYCO Merger. These stock options have a five-year term, vest 100% on the third anniversary of the grant date if Mr. Foran is still employed by us on the vesting date, and have an exercise price of $21.66 per share.

In April 2015, the Nominating, Compensation and Planning Committee also recommended, and the Independent Directors awarded, one-time equity grants of stock options and/or restricted stock to our Named Executive Officers in connection with the Company’s April 2015 senior notes offering and public equity offering. The April 2015 stock options have a five-year term, vest 50% on the second and 50% on the fourth anniversaries of the grant date if the Named Executive Officer is still employed by us on the vesting dates, and have an exercise price of $27.72 per share. The April 2015 restricted stock vests 100% on the third anniversary of the grant date if the Named Executive Officer is still employed by us on the vesting date. During the restricted period prior to vesting of the restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted stock.

The approximate value of the 2015 equity grants as a percentage of 2015 base salary and the number of shares underlying each grant are set forth in the table below:

Participant	% of 2015 Base Salary	Stock Options	Restricted Stock
Joseph Wm. Foran	448%	361,022	—
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	136%	68,739	—
President

David E. Lancaster	114%	33,922	6,179
Executive Vice President and Chief Financial Officer

Craig N. Adams	114%	33,922	6,179
Executive Vice President — Land, Legal & Administration

Van H. Singleton, II	117%	29,390	3,902
Executive Vice President of Land

2016 Peer Group

In late 2015, Pay Governance LLC recommended that, given the Company’s relative size, performance, industry focus and other factors, the Nominating, Compensation and Planning Committee and Independent Directors consider adopting a new peer group for 2016. The recommended peer companies consisted of companies in the oil and natural gas exploration and production sector with comparable revenue size (approximately $280 million to approximately $1.7 billion) and market capitalization ($1.3 billion to approximately $4.3 billion) and that were competitors. These companies and the rationale for their inclusion in our peer group were considered and approved by the Nominating, Compensation and Planning Committee and the Independent Directors. The compensation peer companies for 2016 are as follows:

Carrizo Oil & Gas, Inc. Diamondback Energy, Inc. Energen Corp. EP Energy Corporation Gulfport Energy Corp.	Laredo Petroleum, Inc. Parsley Energy, Inc. PDC Energy, Inc. RSP Permian, Inc.

Benefits

We offer a variety of health and welfare programs to all eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for all full time employees, including the Named Executive Officers, in which we contribute 3% of the employee’s base salary and have the discretion to contribute up to an additional 4% of the employee’s base salary as a dollar-for-dollar match of his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company. In addition, we provide long-term care insurance for certain of our executive officers.

How Elements of Our Compensation Program Are Related to Each Other

We view the various components of compensation as related but distinct with generally a significant portion of total compensation reflecting “pay for performance.” We do not have any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation or between cash or non-cash compensation.

Accounting and Tax Considerations

Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is performance-based. However, due to the transition rules of Section 162(m), the $1.0 million deduction limit will not apply to us until the first meeting of our shareholders that occurs after the close of the third calendar year following the calendar year in which our initial public offering occurred, which was February 2012. Thus, Section 162(m) of the Code applies to awards granted under the 2012 Annual Incentive Plan (amended and restated as the Incentive Plan) on or after June 9, 2016.

Termination of Employment Arrangements

Employment Agreements

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In March 2014, we entered into an employment agreement with Mr. Adams in substantially the same form as that of Messrs. Foran, Hairford and Lancaster, and in February 2015 we entered into an employment agreement with Mr. Singleton in substantially the same form as that of Mr. Adams. The principal difference in Mr. Adams’ and Mr. Singleton’s employment agreements as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Singleton’s agreements do not include a “modified single trigger” that would have allowed them to receive a “change in control” payment if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control.

Under the employment agreements, if one of the following occurs:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus, which includes non-equity incentive compensation, for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer is terminated other than (i) as set forth above, (ii) by us for just cause, or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster, Adams or Singleton, we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate a Named Executive Officer without just cause or the Named Executive Officer terminates his employment with or without “good reason,” we will pay him three times his base salary and three times the average of his annual bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “single trigger” or “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. The agreement entered into with Mr. Adams in March 2014 and the agreement entered into with Mr. Singleton in February 2015, however, each include a “double trigger” such that upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate them without just cause or they terminate their employment with “good reason,” we will make the same required payments. In addition, if Messrs. Foran, Hairford, Lancaster, Adams or Singleton are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

“Change in control” is defined under Section 409A of the Code as follows:

•

a change in ownership of the Company occurs on the date that, except in certain situations, results in someone acquiring more than 50% of the total fair market value or voting power of the Company’s stock;

•	a change in effective control of the Company occurs on one of the following dates:

•

the date that a person acquires (or has acquired in a 12 month period) ownership of 30% or more of the Company’s total voting power; however, if a person already owns at least 30% of the Company’s total voting power, the acquisition of additional control does not constitute a change in control; or

•	the date during a 12 month period where a majority of the Company’s Board is replaced by directors whose appointment or election was not endorsed by a majority of the Board; or

•

a change in the ownership of a substantial portion of the Company’s assets occurs on the date a person acquires (or has acquired in a 12 month period) assets of the Company having a total gross market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

For purposes of the employment agreements, “good reason” means:

•

the assignment of duties inconsistent with the title of the Named Executive Officer or his current office or a material diminution of the Named Executive Officer’s current authority, duties or responsibilities;

•	a diminution of the Named Executive Officer’s base salary or a material breach of the employment agreement by the Company; or

•

the relocation of the Company’s principal executive offices more than 30 miles from the Company’s present principal executive offices or the transfer of the Named Executive Officer to a place other than the Company’s principal executive offices; and

•	the action causing the “good reason” is not cured within the applicable cure period.

For purposes of the employment agreements, “just cause” means:

•	the Named Executive Officer’s continued and material failure to perform the duties of his employment consistent with his position other than due to disability;

•	the Named Executive Officer’s failure to perform his material obligations under the employment agreement other than due to disability;

•	the Named Executive Officer’s material breach of the Company’s written policies concerning discrimination, harassment or securities trading;

•	the Named Executive Officer’s refusal or failure to follow lawful directives of the Board and any supervisors other than due to disability;

•	the Named Executive Officer’s commission of fraud, theft or embezzlement;

•	the Named Executive Officer’s conviction or indictment of a felony or other crime involving moral turpitude; or

•	the Named Executive Officer’s intentional breach of fiduciary duty; and

•	the action causing the “just cause” is not cured within the applicable cure period, if any.

Equity Plans

For equity grants under the 2012 Plan, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements.

The “change in control” provisions in the employment agreements and the equity grants under the 2012 Plan help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers and designated amounts:

•	Chairman and Chief Executive Officer — shares equal to five times base salary;

•	President — shares equal to five times base salary;

•	Executive Vice Presidents — shares equal to two and 1/2 times base salary;

•	Senior Vice Presidents — shares equal to two times base salary;

•	Vice Presidents and Executive Directors — shares equal to one and 1/2 times base salary.

Each of the foregoing officers has five years from the later of the date of the closing of our initial public offering and the fifth anniversary of his or her appointment as an officer of the Company in which to achieve the stock ownership position. Shares that will count toward the stock ownership guidelines include time-lapse restricted shares that are still restricted and any shares held in trust by the officer or his immediate family over which he has direct beneficial ownership interest. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied. Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least fifty percent (50%) of all “net shares” received through restricted stock vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Messrs. Foran, Hairford, Lancaster, Adams and Singleton each own shares in excess of the minimum requirement set forth in the stock ownership guidelines.

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Corporate Governance Committee.

Nominating, Compensation and Planning Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Nominating, Compensation and Planning Committee,

David M. Laney, Chair

Reynald A. Baribault

Margaret B. Shannon

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Adams and Singleton for 2015, 2014 and 2013. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year		Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total
Joseph Wm. Foran	2015		$800,000	$750,000	(4)	$—	$3,586,811	$1,080,000	$21,795	(5)	$6,238,606
Chairman of the Board and Chief Executive Officer	2014		$750,000	$125,000		$400,000	$822,159	$550,000	$21,710	(6)	$2,668,869
	2013		$600,000	$—		$328,400	$652,750	$600,000	$19,818	(7)	$2,200,968

Matthew V. Hairford	2015		$500,000	$125,000	(4)	$—	$682,293	$563,000	$22,452	(8)	$1,892,746
President	2014		$450,000	$50,000		$184,999	$485,101	$300,000	$22,102	(9)	$1,492,202
	2013		$330,000	$—		$205,250	$438,275	$250,000	$18,826	(10)	$1,242,351

David E. Lancaster	2015		$425,000	$175,000	(4)	$146,301	$339,753	$470,000	$18,550	(11)	$1,574,603
Executive Vice President and Chief Financial Officer	2014		$400,000	$50,000		$325,002	$267,201	$250,000	$18,200	(11)	$1,310,403
	2013		$375,000	$—		$246,300	$466,250	$225,000	$17,850	(11)	$1,330,400

Craig N. Adams	2015		$425,000	$200,000	(4)	$146,301	$339,753	$385,000	$20,831	(12)	$1,516,884
Executive Vice President —	2014	(13)	$—	$—		$—	$—	$—	$—		$—
Land, Legal & Administration	2013	(13)	$—	$—		$—	$—	$—	$—		$—

Van H. Singleton, II	2015		$325,000	$100,000	(4)	$91,033	$290,065	$295,000	$18,550	(11)	$1,119,648
Executive Vice President of	2014	(13)	$—	$—		$—	$—	$—	$—		$—
Land	2013	(13)	$—	$—		$—	$—	$—	$—		$—

(1)	Reflects the grant date fair value of service-based restricted stock computed in accordance with FASB ASC Topic 718. This is the amount that will be expensed for these awards, regardless of the actual number of shares of Common Stock ultimately issued to the recipients of the awards, provided that the requisite service is furnished.
(2)	Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.
(3)	Represents awards pursuant to the 2015, 2014 and 2013 Incentive Programs, respectively.
(4)	Reflects ad hoc discretionary bonuses awarded following the HEYCO Merger in February 2015 and the Company’s senior notes offering and public equity offering in April 2015.
(5)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $646 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.
(6)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $911 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.
(7)	Consists of $17,850 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $1,318 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $650 in long-term care insurance premiums.
(8)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $3,902 in long-term care insurance premiums.
(9)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $3,902 in long-term care insurance premiums.
(10)	Consists of $17,850 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $976 in long-term care insurance premiums.
(11)	Reflects 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits.”
(12)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $2,281 in long-term care insurance premiums.
(13)	Messrs. Adams and Singleton were not Named Executive Officers in 2014 and 2013.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Company pursuant to the 2015 Incentive Program and stock and option awards granted by the Company pursuant to the 2012 Plan during the year ended December 31, 2015 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(# shares)	(# shares)	($/share)	($)
Joseph Wm. Foran	1/21/2015	—	—	—	—	228,571	22.01	2,210,282
	2/27/2015	—	—	—	—	105,000	21.66	1,029,000
	4/30/2015	320,000	600,000	1,200,000	—	27,451	27.72	347,530
Matthew V. Hairford	1/21/2015	—	—	—	—	62,857	22.01	607,827
	4/30/2015	175,000	350,000	625,000	—	5,882	27.72	74,466
David E. Lancaster	1/21/2015	—	—	—	4,375	—	—	96,294
	1/21/2015	—	—	—	—	30,000	22.01	290,100
	4/30/2015	148,750	276,250	510,000	1,804	—	—	50,007
	4/30/2015	—	—	—	—	3,922	27.72	49,653
Craig N. Adams	1/21/2015	—	—	—	4,375	—	—	96,294
	1/21/2015	—	—	—	—	30,000	22.01	290,100
	4/30/2015	106,250	212,500	425,000	1,804	—	—	50,007
	4/30/2015	—	—	—	—	3,922	27.72	49,653
Van H. Singleton, II	1/21/2015	—	—	—	3,000	—	—	66,030
	1/21/2015	—	—	—	—	27,429	22.01	265,238
	4/30/2015	81,250	162,500	325,000	902	—	—	25,003
	4/30/2015	—	—	—	—	1,961	27.72	24,826

(1)	See “— Compensation Discussion and Analysis — 2015 Annual Incentive Compensation” and “— Summary Compensation Table — Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the 2015 Incentive Program.
(2)	The term of such option awards is five years.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

On August 9, 2011, we entered into employment agreements with Messrs. Foran, Lancaster and Hairford. On March 13, 2014, we entered into an employment agreement with Mr. Adams, and on February 27, 2015 we entered into an employment agreement with Mr. Singleton.

Mr. Foran. His employment agreement extends for a twenty-four month term that automatically renews each month for an additional month unless either the Company or Mr. Foran gives written notice that the term will no longer be extended. For 2015, his base salary was $800,000. Effective January 1, 2016, his base salary is $900,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Foran upon termination of his employment and/or a “change in control.”

Mr. Hairford. His employment agreement extends for an eighteen month term that automatically renews each month for an additional month unless either the Company or Mr. Hairford gives written notice that the term will no longer be extended. For 2015, his base salary was $500,000. Effective January 1, 2016, his base salary is $550,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment

Agreements” regarding the payments to be made to Mr. Hairford upon termination of his employment and/or a “change in control.”

Mr. Lancaster. His employment agreement extends for an eighteen month term that automatically renews each month for an additional month unless either the Company or Mr. Lancaster gives written notice that the term will no longer be extended. For 2015, his base salary was $425,000. Effective January 1, 2016, his base salary is $475,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Lancaster upon termination of his employment and/or a “change in control.”

Mr. Adams. His employment agreement extends for an eighteen month term that automatically renews each month for an additional month unless either the Company or Mr. Adams gives written notice that the term will no longer be extended. For 2015, his base salary was $425,000. Effective January 1, 2016, his base salary is $475,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Adams upon termination of his employment and/or a “change in control.”

Mr. Singleton. His employment agreement extends for an eighteen month term that automatically renews each month for an additional month unless either the Company or Mr. Singleton gives written notice that the term will no longer be extended. For 2015, his base salary was $325,000. Effective January 1, 2016, his base salary is $375,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Singleton upon termination of his employment and/or a “change in control.”

Non-Equity Incentive Plan Compensation. See “— Compensation Discussion and Analysis — 2015 Annual Incentive Compensation” regarding the 2015 Incentive Program compensation goals, threshold, target and maximum potential payments and actual payments.

Long-Term Incentive Compensation. See “— Compensation Discussion and Analysis — 2015 Long-Term Incentive Compensation” regarding 2015 long-term incentive compensation.

General. Base salary and the amount of cash bonuses, including non-equity awards granted by the Company pursuant to the 2015 Incentive Program, paid for 2015 represented from approximately 42% to approximately 68% of the Named Executive Officers’ total compensation as represented in the Summary Compensation Table with the percentages being as follows: Mr. Foran — 42.4%; Mr. Hairford — 62.8%; Mr. Lancaster — 68.0%; Mr. Adams — 66.6%; and Mr. Singleton — 64.3%.

Outstanding Equity Awards at December 31, 2015

The following table summarizes the total outstanding option awards at December 31, 2015 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Joseph Wm. Foran	40,104	40,104	$10.49	4/15/17
	87,500	87,500	$8.21	3/7/18
	—	20,294	$19.71	2/10/19
	—	68,376	$23.40	3/6/19
	—	228,571	$22.01	1/20/20
	—	105,000	$21.66	2/26/20
	—	27,451	$27.72	4/29/20

Matthew V. Hairford	10,000	—	$9.00	2/21/20
	16,250	16,250	$10.49	4/15/17
	58,750	58,750	$8.21	3/7/18
	—	5,074	$19.71	2/10/19
	—	46,154	$23.40	3/6/19
	—	62,857	$22.01	1/20/20
	—	5,882	$27.72	4/29/20

David E. Lancaster	15,000	—	$9.00	2/21/20
	21,250	21,250	$10.49	4/15/17
	62,500	62,500	$8.21	3/7/18
	—	7,610	$19.71	2/10/19
	—	21,368	$23.40	3/6/19
	—	30,000	$22.01	1/20/20
	—	3,922	$27.72	4/29/20

Craig N. Adams	10,000	10,000	$10.39	9/27/17
	20,000	20,000	$8.21	3/7/18
	—	6,342	$19.71	2/10/19
	—	25,801	$23.40	3/6/19
	—	30,000	$22.01	1/20/20
	—	3,922	$27.72	4/29/20

Van H. Singleton, II	10,000	—	$9.00	2/21/20
	7,291	7,292	$10.49	4/15/17
	16,875	16,875	$8.18	3/11/18
	—	8,274	$22.66	3/16/19
	—	27,429	$22.01	1/20/20
	—	1,961	$27.72	4/29/20

The following table provides the vesting dates at December 31, 2015 for unvested stock options:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Van H. Singleton, II
2/11/16	10,147	2,537	3,805	3,171	—
3/7/16	34,188	23,077	10,684	12,900	—
3/17/16	—	—	—	—	4,137
4/16/16	40,104	16,250	21,250	—	7,292
9/28/16	—	—	—	10,000	—
3/8/17	87,500	58,750	62,500	20,000	—
3/12/17	—	—	—	—	16,875
4/30/17	13,725	2,941	1,961	1,961	980
1/21/18	228,571	62,857	30,000	30,000	27,429
2/11/18	10,147	2,537	3,805	3,171	—
2/27/18	105,000	—	—	—	—
3/7/18	34,188	23,077	10,684	12,901	—
3/17/18	—	—	—	—	4,137
4/30/19	13,726	2,941	1,961	1,961	981

Total Unvested Stock Options	577,296	194,967	146,650	96,065	61,830

The following table summarizes the total outstanding stock awards at December 31, 2015 for each Named Executive Officer:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph Wm. Foran	67,120	$1,326,962	—	—
Matthew V. Hairford	37,369	$738,785	—	—
David E. Lancaster	55,981	$1,106,744	—	—
Craig N. Adams	31,150	$615,836	—	—
Van H. Singleton, II	23,979	$474,065	—	—

The following table provides the vesting dates at December 31, 2015 for restricted stock:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Van H. Singleton, II
2/11/16	—	1,268	1,902	1,585	—
3/7/16	8,547	2,884	5,342	2,150	—
3/17/16	—	—	—	—	689
4/16/16	10,026	4,063	5,313	—	1,823
9/28/16	—	—	—	2,500	—
3/8/17	40,000	25,000	30,000	15,000	—
3/12/17	—	—	—	—	16,875
1/21/18	—	—	4,375	4,375	3,000
2/11/18	—	1,269	1,903	1,586	—
3/7/18	8,547	2,885	5,342	2,150	—
3/17/18	—	—	—	—	690
4/30/18	—	—	1,804	1,804	902

Total Unvested Shares	67,120	37,369	55,981	31,150	23,979

Potential Payments Upon Termination or Change in Control

2012 Plan

Equity awards under the 2012 Plan vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Employment Agreements

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In addition, on March 13, 2014, we entered into an employment agreement with Mr. Adams, and on February 27, 2015 we entered into an employment agreement with Mr. Singleton. The principal difference in Mr. Adams’ and Mr. Singleton’s employment agreements as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Singleton’s agreements do not include a “modified single trigger” that would have allowed them to receive a “change in control” payment if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. For a detailed description of the events that may trigger such payments, see “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Hairford, Lancaster, Adams and Singleton have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

For purposes of the employment agreements:

“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment. See the definitions of “change in control,” “good reason” and “just cause” set forth in “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements.”

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains an anti-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Adams and Singleton shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. Adams and Mr. Singleton, or with or without good reason, with respect to Messrs. Foran, Hairford and Lancaster, the Named Executive Officer must comply with the non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2015, the last day of our 2015 fiscal year. In all cases, the amounts were valued as of December 31, 2015, based upon, where applicable, the closing price of our Common Stock of $19.77 per share. The amounts in the table below are calculated as of December 31, 2015 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability (1)		Upon Mutual Agreement or Dissolution/ Liquidation (1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason (1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason (2)
Joseph Wm. Foran	Salary	$—		$—		$1,600,000	(3)	$2,400,000	(4)
	Bonus	1,252,500	(5)	1,252,500	(5)	2,505,000	(6)	3,757,500	(7)
	Vesting equity	—		—		—		2,711,845	(8)

	Total	$1,252,500		$1,252,500		$4,105,000		$8,869,345

Matthew V. Hairford	Salary	$—		$—		$750,000	(9)	$1,500,000	(4)
	Bonus	519,000	(5)	519,000	(5)	778,500	(10)	1,557,000	(7)
	Vesting equity	—		—		—		1,569,040	(8)

	Total	$519,000		$519,000		$1,528,500		$4,626,039

David E. Lancaster	Salary	$—		$—		$637,500	(9)	$1,275,000	(4)
	Bonus	472,500	(5)	472,500	(5)	708,750	(10)	1,417,500	(7)
	Vesting equity	—		—		—		2,026,901	(8)

	Total	$472,500		$472,500		$1,346,250		$4,719,401

Craig N. Adams	Salary	$—		$—		$637,500	(9)	$1,275,000	(4)
	Bonus	442,500	(5)	442,500	(5)	663,750	(10)	1,327,500	(7)
	Vesting equity	—		—		—		1,092,575	(8)

	Total	$442,500		$442,500		$1,301,250		$3,695,075

Van H. Singleton, II	Salary	$—		$—		$487,500	(9)	$975,000	(4)
	Bonus	370,000	(5)	370,000	(5)	555,000	(10)	1,110,000	(7)
	Vesting equity	—		—		—		829,998	(8)

	Total	$370,000		$370,000		$1,042,500		$2,914,998

(1)	Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in a lump sum on the sixtieth day following the date of termination unless otherwise required by Section 409A of the Code.
(2)	Amounts due following a change in control are payable in a lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days of such Named Executive Officer’s death.
(3)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(4)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents the average annual amount of bonuses, including pursuant to the 2014 and 2015 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2014-2015).
(6)	Represents two times an amount equal to the average annual amount of bonuses, including pursuant to the 2014 and 2015 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2014-2015).
(7)	Represents three times an amount equal to the average annual amount of bonuses, including pursuant to the 2014 and 2015 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2014-2015).
(8)	The employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Adams and Singleton, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2015 of $19.77 per share multiplied by the number of unvested service-based shares of restricted stock held by such Named Executive Officer on December 31, 2015, in addition to the intrinsic value of the stock options held by such Named Executive Officer based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 31, 2015.
(9)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(10)	Represents 1.5 times an amount equal to the average annual amount of bonuses, including pursuant to the 2014 and 2015 Incentive Programs, paid to such Named Executive Officer with respect to prior two calendar years (2014-2015).

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Restricted Stock Units (1) ($)	All Other Compensation ($)	Total ($)
Reynald A. Baribault	87,000	—	99,986	—	186,986
David M. Laney (2)	116,000	—	99,986	—	215,986
Gregory E. Mitchell	70,000	—	99,986	—	169,986
Steven W. Ohnimus	72,000	—	99,986	—	171,986
Michael C. Ryan (3)	36,000	—	49,712	—	85,712
Carlos M. Sepulveda, Jr. (2)	125,000	—	99,986	—	224,986
Margaret B. Shannon	76,000	—	99,986	—	175,986
Don C. Stephenson (2)(4)	77,000	—	50,274	—	127,274
George M. Yates (5)	50,000	—	75,051	—	125,051

(1)	Based on the fair market value of the restricted stock units on the date of grant. Subject to a three year ratable vesting period.
(2)	Includes $40,000 earned by the director for additional committee service provided during 2015.
(3)	Mr. Ryan retired from the Board of Directors effective June 10, 2015.
(4)	Mr. Stephenson joined the Board of Directors on July 6, 2015.
(5)	Mr. Yates joined the Board of Directors on April 28, 2015.

Compensation for 2015

During 2015, we targeted our non-employee directors’ compensation to approximate the 50th percentile of the Peer Group used for benchmarking the non-employee directors’ compensation. During 2015, our director compensation program was the following:

•	annual cash retainer of $60,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chairs of the Audit Committee and the Operations and Engineering Committee each received an additional cash retainer of $15,000 annually and the chairs of the Nominating, Compensation and Planning Committee and the Corporate Governance Committee each received an additional cash retainer of $5,000 annually; and

•

each non-employee director received restricted stock units (“RSUs”) equal to up to $100,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant was subject to downward (but not upward) adjustment in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs were due.

In addition, we reimbursed our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Compensation for 2016

For 2016, our non-employee directors’ compensation program has been adjusted as set forth below:

•	annual cash retainer of $54,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chair of the Audit Committee will receive an additional cash retainer of $25,000 annually and the chairs of the Nominating, Compensation and Planning Committee, the Corporate Governance Committee, the Prospect Committee and the Operations and Engineering Committee will each receive an additional cash retainer of $15,000 annually; and

•

each non-employee director receives RSUs equal to up to $135,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

In addition, we will continue to reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Ownership Guidelines

The non-employee directors follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director will be expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. All directors and director nominees own in excess of $250,000 of Common Stock and presently meet this standard. Shares which will count toward the stock ownership guidelines include time-lapse restricted stock or RSUs that are still restricted and any shares held in trust by the director or his or her immediate family over which he or she has direct beneficial ownership interest. Shares which will not count toward the stock ownership guidelines include shares underlying unexercised stock options and unexercised stock appreciation rights.

Special Board Advisor Compensation

Our special Board advisors are compensated with stock and/or cash awards based upon meeting attendance or as otherwise agreed to pursuant to consulting arrangements with such advisors. We reimburse our special Board advisors for travel, lodging and related expenses incurred in attending Board and committee meetings. Mr. Downey’s special Board advisor compensation is the same as for the non-employee directors as described above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2015.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)(2)	2,436,784	$15.40	5,066,503
Equity compensation plans not approved by security holders	—	—	—

Total	2,436,784	$15.40	5,066,503

(1)	Our Board has determined not to make any additional awards under the Matador Resources Company 2003 Stock and Incentive Plan.
(2)	The Amended and Restated 2012 Long-Term Incentive Plan was adopted by our Board of Directors in April 2015 and approved by our shareholders on June 10, 2015.

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, since January 1, 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation — Compensation Discussion and Analysis” above.

In June 2015, the Company entered into two joint ventures (the “Joint Ventures”) to develop certain leasehold interests held by certain affiliates (the “HEYCO Affiliates”) of HEYCO Energy Group, Inc., the former parent company of HEYCO. The HEYCO Affiliates are owned by George M. Yates, who was appointed to the Board on April 28, 2015 in accordance with the terms of the HEYCO Merger, and certain of his affiliates. Pursuant to the terms of the transaction, the HEYCO Affiliates contributed an aggregate of approximately 1,900 net acres, primarily in the same properties previously held by HEYCO, to the two newly-formed entities in exchange for a 50% interest in each entity. The Company has agreed to contribute an aggregate of approximately $14 million in exchange for the other 50% interest in both entities. As of December 31, 2015, the Company had contributed an aggregate of approximately $0.7 million to the two entities. The Company’s contributions will be used to fund future capital expenditures associated with the interests being acquired as well as to fund acquisitions of other non-operated acreage opportunities.

The Audit Committee reviewed the terms of the Joint Ventures for potential conflicts of interest under the Company’s related party transaction policy, effective October 12, 2011 (the “Related Party Transaction Policy”), and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Joint Ventures, determined that the Joint Ventures were fair to the Company and recommended the Joint Ventures to the full Board for approval. The Board subsequently approved such Joint Ventures.

In addition, in light of Mr. Yates’ ongoing services to HEYCO Energy Group, Inc., the Board, in accordance with Texas corporate law, adopted resolutions which renounce and provide for a waiver of certain corporate opportunities with respect to Mr. Yates. As a result, Mr. Yates will have no fiduciary duty to present certain corporate opportunities related to Mr. Yates’ existing oil and gas holdings and/or in areas where Matador does not currently operate.

Additionally, substantially all of the oil production from the wells acquired in the HEYCO Merger was subject to pre-existing sales contracts with an entity owned by affiliates of HEYCO Energy Group, Inc. The Company recorded revenue of $1.1 million for oil sold pursuant to such contracts for the year ended December 31, 2015. The Audit Committee reviewed the terms of the sales contracts for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the sales contracts, determined that the sales contracts were fair to the Company and recommended the sales contracts to the full Board for approval and ratification. The Board subsequently approved and ratified such sales contracts. Such contracts were terminated in the third quarter of 2015.

Billy E. Goodwin, Senior Vice President — Operations, was appointed as an executive officer of the Company in connection with his February 2016 promotion to his present role. Two of Mr. Goodwin’s adult children are employees of the Company and are each expected to be compensated between $120,000 and $300,000 in 2016. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Goodwin’s adult children, and all other material facts related to the relationship, determined that the employment arrangements were fair to the Company and recommended the employment arrangements to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Procedures for Approval of Related Party Transactions

Pursuant to the Related Party Transaction Policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Party Transaction Policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 26, 2016 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors, nominees for director and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors, nominees for director and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 93,256,049 shares of our Common Stock issued and outstanding as of April 26, 2016, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of restricted stock units, in each case within 60 days of April 26, 2016. The information is based on Form 3s, Form 4s, Schedule 13Ds and Schedule 13Gs filed through April 26, 2016.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors, Nominees for Director and Named Executive Officers:
Joseph Wm. Foran (1)	4,313,478	4.6%
Craig N. Adams (2)	117,131	*
Reynald A. Baribault (3)	27,263	*
Matthew V. Hairford (4)	353,398	*
David E. Lancaster (5)	473,383	*
David M. Laney (6)	480,050	*
Gregory E. Mitchell (7)	210,115	*
Steven W. Ohnimus (8)	106,850	*
Carlos M. Sepulveda, Jr. (9)	300,522	*
Margaret B. Shannon (10)	58,265	*
Van H. Singleton, II (11)	93,593	*
Don C. Stephenson (12)	35,415	*
George M. Yates (13)	4,802,800	5.2%
Craig T. Burkert (14)	70,409	*
All Directors, Nominees for Director and Executive Officers as a Group (17 persons) (15):	11,918,486	12.7%

Other 5% Owners:
T. Rowe Price Associates, Inc. (16)	9,180,717	9.8%
The VanGuard Group (17)	5,225,110	5.6%
BlackRock, Inc. (18)	4,423,718	4.7%

*	Less than one percent (1%)
(1)

Includes (i) 1,084,933 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account; (iii) 119,500 shares and 50,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 370,878 shares of Common Stock held of record by each of the JWF 2011-1 GRAT and the NNF 2011-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 239,963 shares of Common Stock held of record by each of the JWF 2013-1 GRAT and the NNF 2013-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 22,485 shares of Common Stock held of record by each of the JWF 2014-2 GRAT and the NNF 2014-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 104,048 shares of Common Stock held of record by each of the JWF 2015-1 GRAT and the NNF 2015-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 109,011 shares of Common Stock held of record by each of the JWF 2015-2 GRAT and the NNF 2015-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 387,418 shares of Common Stock held of record by each of the JWF 2016-1 GRAT and the NNF 2016-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (x) 43,750 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (xi) 165,050 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; (xii) 270 shares held of record by the Individual Retirement Account of Mr. Foran’s adult child, who gave Mr. Foran investment power over such shares through a revocable power of attorney; (xiii) 4,976 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the Non-GST Trusts, retain the power of substitution with respect to the property of the Non-GST Trusts; and (xiv) 142,777 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 212,043 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 46,071 shares of Common Stock issuable to Mr. Adams upon the exercise of stock options. Also includes 52,281 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Adams has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(3)	Includes 2,000 shares of Common Stock held by the Individual Retirement Account of Mr. Baribault. Also includes 19,000 shares of Common Stock held by the Reynald A. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse, and 5,000 shares of Common Stock held by the Sally K. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse. Also includes 300 shares of Common Stock issuable to Mr. Baribault upon the vesting of restricted stock units.
(4)	Includes 126,864 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 5,000 shares held of record by his Individual Retirement Account. Also includes 61,146 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested. Mr. Hairford has pledged 67,400 shares of Common Stock.
(5)	Includes 134,489 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 68,290 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(6)	Includes 66,000 shares of Common Stock held of record by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power. Also includes 1,233 shares of Common Stock issuable to Mr. Laney upon the vesting of restricted stock units.
(7)	Includes 191,292 shares of Common Stock held of record by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment power. Also includes 1,233 shares of Common Stock issuable to Mr. Mitchell upon the vesting of restricted stock units.
(8)	Includes 6,327 vested restricted stock units, delivery of which has been deferred pursuant to the award agreement, and 1,233 shares of Common Stock issuable to Dr. Ohnimus upon the vesting of restricted stock units. Dr. Ohnimus has pledged 43,209 shares of Common Stock.
(9)	Includes 1,233 shares of Common Stock issuable to Mr. Sepulveda upon the vesting of restricted stock units.
(10)	Includes 1,233 shares of Common Stock issuable to Ms. Shannon upon the vesting of restricted stock units.
(11)	Includes 45,595 shares of Common Stock issuable to Mr. Singleton upon the exercise of stock options. Also includes 38,917 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Singleton has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(12)	Includes 3,965 shares of Common Stock held by the Individual Retirement Account of Mr. Stephenson.
(13)	Includes 4,800,000 shares of Common Stock held by HEYCO Energy Group, Inc. (“HEGI”), 166,667 of which are being held in an escrow account pursuant to the HEYCO Merger and related escrow agreement. As Chairman and Chief Executive Officer of HEGI, Mr. Yates will have ultimate voting and dispositive power with respect to all shares held by HEGI. Also includes 2,500 shares of Common Stock owned by Spiral, Inc., an entity owned by certain trusts of which Mr. Yates is the sole trustee and with respect to which Mr. Yates has voting and dispositive power. Also includes 300 shares of Common Stock issuable to Mr. Yates upon the vesting of restricted stock units.
(14)	Mr. Burkert is a nominee for director at the Annual Meeting. Includes 34,742 shares held by the Individual Retirement Account of Mr. Burkert.
(15)	Includes an aggregate of 684,600 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 26, 2016 upon the exercise of stock options. Also includes 442,067 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 13,092 shares of Common Stock issuable to directors upon the vesting and delivery of restricted stock units. Includes 140,609 shares of Common Stock pledged by our executive officers and directors.
(16)	Information based solely on a Schedule 13G/A filed with the SEC on February 10, 2016. The Schedule 13G/A reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 9,180,717 shares, has sole voting power with respect to 2,294,732 shares and has sole dispositive power with respect to 9,180,717 shares. According to the Schedule 13G/A, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(17)	Information based solely on a Schedule 13G/A filed with the SEC on February 10, 2016. The Schedule 13G/A reports that The VanGuard Group (“VanGuard”) beneficially owns 5,225,110 shares, has sole voting power with respect to 135,848 shares, has shared voting power with respect to 4,700 shares, has sole dispositive power with respect to 5,089,162 shares and has shared dispositive power with respect to 135,948 shares. According to the Schedule 13G/A, VanGuard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

(18)

Information based solely on a Schedule 13G filed with the SEC on January 28, 2016. The Schedule 13G reports that BlackRock, Inc. (“BlackRock”) beneficially owns 4,423,718 shares, has sole voting power with respect to 4,258,551 shares and has sole dispositive power with respect to 4,423,718 shares. According to the Schedule 13G, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based solely on the Company’s review of copies of the reports received and written inquiries to the Company’s directors and officers, the Company believes that all persons subject to Section 16(a) of the Exchange Act timely filed all reports required pursuant to such section relating to the Company’s Common Stock in 2015.

Shareholder Proposals for the 2017 Proxy Statement

For shareholder proposals to be included in the Company’s Proxy Statement and form of proxy relating to the 2017 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 29, 2016. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2017 Annual Meeting

Under the Amended and Restated Bylaws of the Company, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an Annual Meeting of Shareholders or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an Annual Meeting, must do so by a written notice timely received (on or before March 14, 2017, but no earlier than February 12, 2017, for the 2017 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating, Compensation and Planning Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Amended and Restated Bylaws, as amended to date, are available from the Corporate Secretary of the Company.

See “Corporate Governance — Board Committees — Nominating, Compensation and Planning Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating, Compensation and Planning Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, including financial statements, accompanies this proxy statement. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 28, 2016

Appendix A

MATADOR RESOURCES COMPANY

AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

FOR

MANAGEMENT AND KEY EMPLOYEES

(effective as of January 1, 2016)

ARTICLE 1

PURPOSE

The Plan is intended to provide the Company, and any successor thereto, a means by which it can engender and sustain a sense of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. The Company may award to such employees annual incentive compensation, which is tied to the achievement of pre-established and objective performance goals, based on the terms and conditions established herein.

The Plan is intended to provide Participants (as hereinafter defined) with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code, and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the treasury regulations promulgated thereunder.

ARTICLE 2

DEFINITIONS

For the purposes of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Adjusted EBITDA” means earnings before interest expenses, income taxes, depletion, depreciation, amortization, accretion of asset-retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expenses and net gain or loss on asset sales and inventory impairments, of the Company and its Subsidiaries, determined on a consolidated income basis.

2.2 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

2.3 “Award” means a grant of Incentive Compensation by the Committee that may be paid to a Participant upon the satisfaction of a specified Performance Goal for a particular Performance Period, pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means (i) Participant’s continued and material failure to perform the duties of his employment consistent with Participant’s position, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (ii) if Participant is a party to an employment agreement or independent contractor agreement, Participant’s failure to perform his material obligations under such agreement, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, or a material breach by the Participant of Company’s written policies concerning discrimination, harassment or securities trading, (iii) Participant’s refusal or failure to follow lawful directives of the Board, the Chairman of the Board and/or Chief Executive Officer, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (iv) Participant’s commission of an act of fraud, theft, or embezzlement, (v) Participant’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Participant’s intentional breach of fiduciary duty; provided, however, that Participant shall have thirty (30) days after written notice from the Board (or the Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or the Committee).

2.6 (a) “Change in Control” means a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(i) Change in Ownership. A change in ownership of the Company occurs on the date that any Person, other than (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding stock pursuant to an offering of such stock or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (ii) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (i); or

(ii) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (i) above, a change in the effective control of the Company occurs on either of the following dates:

(A) the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock. However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (ii)(A); or

(B) the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

(b) The provisions of this Section 2.6 shall be interpreted in accordance with the requirements of Code Section 409A, it being the intent of the parties that, to the extent necessary to comply with Code Section 409A, an event shall not constitute a “Change in Control” for purposes of the Plan, unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Code Section 409A.

2.7 “Claim” shall have the meaning set forth in Section 7.5.

2.8 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations and interpretations duly promulgated thereunder.

2.9 “Committee” means the “Nominating, Compensation and Planning Committee” of the Board or any other committee as determined by the Board, which shall consist of two or more “outside directors” within the meaning of Code Section 162(m).

2.10 “Company” means Matador Resources Company, a Texas corporation, and any successor entity.

2.11 “Covered Employee” shall have the same meaning as the term “covered employee” (or its counterpart, as such term may be changed from time to time) contained in the treasury regulations promulgated under Code Section 162(m), or their respective successor provision or provisions, that being an employee for whom the limitation on deductibility for compensation pursuant to Code Section 162(m) is applicable.

2.12 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company and any Subsidiary of the Company.

2.13 “Fiscal Year” means the fiscal year of the Company.

2.14 “Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

2.15 “Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the maximum bonus level, which may be established by the Committee in accordance with Section 5.2 below.

2.16 “Participant” means an Employee who satisfies the eligibility requirements of Article 4 of the Plan and who is selected by the Committee to participate in the Plan for any Performance Period.

2.17 “Partially Disabled” means the inability because of any physical or emotional illness lasting no more than 90 days to perform his assigned duties under his employment agreement or independent contractor agreement, or if the Participant is not a party to any such agreement, to perform his assigned duties for no less than 20 hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting more than the 90-day period of Partial Disability).

2.18 “Performance Goals” means, as applicable, the performance goal set forth in Section 5.1, the objectives established by the Committee based on the factors set forth in Section 5.3 for the Performance Period pursuant to Section 5.2 hereof, and other performance metrics or conditions established by the Committee in accordance with Section 5.6 for the purpose of determining Awards under the Plan.

2.19 “Performance Period” means the consecutive 12 month period that constitutes the Company’s fiscal year.

2.20 “Performance Pool” shall have the meaning set forth in Section 5.1.

2.21 “Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A.

2.22 “Plan” means this Matador Resources Company Amended and Restated Annual Incentive Plan for Management and Key Employees, as set forth herein and as amended from time to time.

2.23 “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

2.24 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.25 “Termination of Service” occurs when a Participant who is an Employee has a “separation from service” as defined in Section 1.409A-1(h) of the Final Treasury Regulations under Section 409A, or any successor provision thereto, for any reason.

2.26 “Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the target bonus level, which may be established by the Committee in accordance with Section 5.2 below.

2.27 “Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid at the threshold bonus level, which may be established by the Committee in accordance with Section 5.2 below.

2.28 “Totally Disabled” or “Total Disability” means in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Participant and Participant has been declared to be Totally Disabled by the insurer.

ARTICLE 3

ADMINISTRATION

Subject to the terms of this Article 3, the Plan shall be administered by the Committee. The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board, and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan, (iv) supply any omissions herein, and reconcile and correct any errors or inconsistencies, (v) decide any questions in the administration and application of the Plan, (vi) make equitable adjustments for any mistakes or errors made in the administration of the Plan, (vi) maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan, (vii) enforce the terms of the Plan and the rules and regulations adopted thereunder, (viii) review claims and render decisions on claims for benefits under the Plan, (ix) furnish the Company or the Participants, upon request, with information that they require for tax or other purposes, (x) employ agents, attorneys, accountants or other persons (who may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder and (xi) perform any and all other acts necessary or appropriate for the proper management and administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all interested parties.

For each Performance Period, the Committee shall have full authority to (i) designate the Employees who shall participate in the Plan, (ii) establish the Performance Goals and achievement levels for each Participant pursuant to Article 5 hereof and (iii) establish and certify the achievement of the Performance Goals. Notwithstanding any provision of the Plan to the contrary, any decision concerning the awarding of Incentive Compensation hereunder (including, without limitation, establishment of Performance Goals, Threshold Achievement, Target Achievement, Maximum Achievement, and any other information necessary to calculate Incentive Compensation for a Covered Employee for such Performance Period) shall be made exclusively by the members of the Committee who are at that time “outside directors,” as that term is used in Code Section 162(m) and the treasury regulations promulgated thereunder.

With respect to restrictions in the Plan that are based on the requirements of Code Section 162(m), Code Section 409A, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to make Awards hereunder that are no longer subject to such restrictions.

ARTICLE 4

ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer) is eligible to participate in the Plan. For each Performance Period, the Committee shall select the particular Employees to whom an Award may be awarded for such Performance Period, which determination shall be made within the first ninety (90) days of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed). Awards may be made by the Committee at any time and from time to time during a Performance Period to new Participants, or to then Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) may be made by the Committee selectively among Employees who receive, or are eligible to receive, Awards under the Plan. To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary.

ARTICLE 5

PERFORMANCE POOL AND PERFORMANCE GOALS

5.1 Financial Formula For Funding Maximum Pool of Awards; Limitation on Total Incentive Compensation. The financial formula that will fund the maximum pool of Awards for all Participants in a Performance Period (each, a “Performance Pool”) shall be three and one-half percent (3.5%) of Adjusted EBITDA for such Performance Period; provided that, Adjusted EBITDA equals or exceeds fifty million dollars ($50,000,000) for such Performance Period. Once the Performance Pool is calculated as set forth above, the Awards will be allocated to each Participant based on the achievement of the established Performance Goal for such Performance Period, with the maximum amount of each Award for each Participant as set forth in the table below. The table below establishes the maximum Award payable to any Participant for a specified Performance Period.

Participant	Percentage of Performance Pool (Maximum)
Chief Executive Officer	Thirty Percent (30%)
Second Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Third Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Fourth Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Fifth Highest Paid Participant	Seventeen and One-Half Percent (17.5%)
Total	One Hundred Percent (100%)

To determine the actual amount of an Award payable to a Participant for any Performance Period, the Committee may exercise its discretion to adjust the Awards downward in accordance with Section 5.6 below.

5.2 Performance Goals Establishment. Performance Goals in addition to the Performance Goal set forth in Section 5.1 may be established by the Committee for each Performance Period; provided, however, the Committee must establish such additional Performance Goals to the extent the Committee determines that it is necessary to comply with Code Section 162(m). The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. No later than the ninetieth (90th) day of the Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed), the Committee shall approve, as applicable, the following: (i) the Performance Goals for the Performance Period, (ii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Performance Goals for the Performance Period (if applicable), (iii) with respect to each Participant, Incentive Compensation for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting, if any, of each Performance Goal in determining the Participant’s Incentive Compensation (if applicable) and (iv) a schedule setting forth the payout opportunity for Threshold Achievement, Target Achievement and Maximum Achievement levels (if applicable).

5.3 Performance Goals. The Performance Goals, if any, established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries, which, where applicable, shall be within the meaning of Code Section 162(m) and consist of one or more of any combination of the factors set forth below. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms (as compared to an external benchmark or performance of a designated peer group of companies), for either the Company or any of its Subsidiary organizations:

(a) Earnings (either in aggregate or on a per-share basis) or adjusted earnings;

(b) Net income or adjusted net income;

(c) Operating income;

(d) Operating profit;

(e) Cash flow;

(f) Return measures (including return on assets, investments, equity or invested capital);

(g) Total shareholder return (change in share price plus reinvestment of dividends into shares when declared, if any, from period to period) and other measures of shareholder return (including income applicable to common shareholders or other class of shareholders);

(h) Earnings before or after either, or any combination of, interest, taxes, depletion, depreciation, amortization or other non-cash items;

(i) Adjusted EBITDA;

(j) Acreage;

(k) Reserves, total reserves, reserves per barrel;

(l) Present value of estimated future oil and gas revenues, net of estimated direct expenses, discounted at an annual discount rate of 10% (or PV 10);

(m) Gross revenues;

(n) Reduction in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more Subsidiaries or business units thereof;

(o) Economic value or economic value added;

(p) Market share or market share added;

(q) Annual net income to common stock;

(r) Earnings per share or growth in earnings per share;

(s) Annual cash flow provided by operations;

(t) Changes in annual revenues;

(u) Strategic and operational business criteria, consisting of one or more objectives based on specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, lease operating expenses, G&A expenses, finding and development costs, reserves or reserves added, reserve replacement ratio and goals relating to acquisitions or divestitures; and/or

(v) Goals relating to specific environmental compliance measures and safety and accident rates.

For the Performance Goals listed above, the Committee may designate whether a particular Performance Goal is to be measured on a pre-tax basis or post-tax basis. In addition, certain Performance Goals may be stated in reference to a production volume of measurement such as in per cubic feet equivalents (e.g., per Mcfe, MMcfe or Bcfe). Any Performance Goal may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Goal may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases or (v) other similar occurrences. In all other respects, the Performance Goals shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles or under a methodology established by the Committee which is consistently applied. Further, the Committee may select any one or more of the Performance Goals applicable to a Participant, and Performance Goals may differ for one Participant to the next.

5.4 Adjustments for Extraordinary Items. The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items; (ii) changes in tax laws; (iii) changes in generally accepted accounting principles or changes in accounting policies; (iv) changes related to restructured or discontinued operations; (v) restatement of prior period financial results; and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established.

5.5 Certification. Within sixty (60) days immediately following the end of the applicable Performance Period, the Committee shall certify in writing and in compliance with the requirements of Treasury Regulation 1.162-27 (and successor regulations thereto) in the case of any Award intended to qualify under Code Section 162(m): (i) the extent to which the Performance Goals were achieved, if any, for the Performance Period, (ii) the calculation of the Participants’ Incentive Compensation and (iii) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant. Approved minutes of the Committee meeting in which the certification required by this Section 5.5 is made shall be treated as written certification for purposes for this Section 5.5.

5.6 Discretion to Reduce Incentive Compensation. After the certification described in Section 5.5 the Committee may, in its sole and absolute discretion, decrease the Incentive Compensation to be paid to one or more Participants for such Performance Period. The Committee may consider subjective factors, including factors communicated to the Participant at the beginning of the Performance Period or other factors the Committee considers appropriate, in determining whether to reduce the Incentive Compensation to be paid to a Participant. Notwithstanding anything to the contrary contained herein, the reduction of an Award for any Participant shall not result in the increase in the maximum amount of any Award payable to any Participant under Section 5.1 above.

ARTICLE 6

PAYMENT OF INCENTIVE COMPENSATION

6.1 Form and Time of Payment. Except as otherwise provided herein, a Participant’s Award for a Performance Period shall be paid: (a) if the Company’s Fiscal Year is a calendar year, then such Award shall be paid in the calendar year immediately following the close of the year in which such Performance Period ends, but in any event within seventy-five (75) days following the Committee’s certification described in Section 5.5; or (b) if the Company’s Fiscal Year is other than a calendar year, such Awards shall be paid on the one hundred and thirty-fifth (135th) day following the end of such Performance Period. The payment for an Award shall be in the form of a cash lump sum payment.

6.2 Forfeiture Upon Termination Prior to End of Performance Period. If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant for any reason, or is terminated by his or her employer for any reason during a Performance Period, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period. Under such circumstances where the termination of employment occurs after the Performance Period has ended but prior to the date of actual payment, the Committee shall pay the Participant an amount not to exceed the amount set forth according to the terms of the Award; provided, however, if Participant was terminated for Cause prior to the date of actual payment, then the Participant will not be eligible to receive a payment under the Plan for that Performance Period.

6.3 Pro-Rata Payment for Death or Total Disability; New Hires and Promotions.

(a) Death or Disability. If during a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant (or the Participant’s guardian or personal representative, beneficiary or estate, as applicable) shall, if the Committee so determines, be eligible to receive a pro rata portion of the Incentive Compensation that would have been payable to such Participant, if he or she had remained employed, based on the number of days worked during the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

(b) New Hires; Promotions. Any individual who is newly-hired or becomes an Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days during the Performance Period during which he or she is a Participant in the Plan. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

6.4 Recoupment for Restatements. Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

6.5 Change in Control. In the event of a Change in Control during a Performance Period, the Company shall make a lump sum payment to each Participant equal to a pro rata amount of any potential Incentive Compensation payable under any Award made to such Participant, calculated by multiplying the amount payable for Target Achievement by the percentage of the Performance Period completed prior to the Change in Control. In the event of such a lump sum payment, no further Incentive Compensation shall be payable under any such Award.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Non-Assignability. A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

7.2 No Right To Continue In Employment. Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.

7.3 Indemnification of Committee; No Duties; Waiver of Claims. No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall be indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee or Affiliate of the Company arising out of this Plan.

7.4 No Trust or Plan Funding. The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any Incentive Compensation under the Plan. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

7.5 Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Texas. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate. The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.

7.6 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants and their heirs, assigns and personal representatives.

7.7 Construction of Plan. The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.8 Integrated Plan. This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

7.9 Tax Requirements. The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

7.10 Accounting of Compensation. Unless otherwise specifically provided in such benefit plan, any amounts paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other benefit plan.

7.11 Adjustments. In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off) or other similar change affecting the Company’s common stock; (b) any purchase, acquisition, sale or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring” or similar unusual item on the Company’s audited financial statements which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Code Section 162(m).

ARTICLE 8

AMENDMENT, MODIFICATION, SUSPENSION

Except as provided in Section 7.11, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend or discontinue the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan and Awards under the Plan to comply with any applicable law or the rules and regulations of any applicable stock exchange shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon, and further provided, that any amendment that modifies any pre-established Performance Goal for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Performance Period may only be effected on or prior to that date which is ninety (90) days following the commencement of such Performance Period. In addition, the Board shall have the power to discontinue the Plan in whole or in part and amend the Plan in any manner advisable in order for Incentive Compensation granted under the Plan to qualify as “performance-based” compensation under Code Section 162(m) (including amendments as a result of changes to Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Incentive Compensation granted under the Plan).

ARTICLE 9

EFFECT OF THE PLAN

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

ARTICLE 10

SECTION 409A COMPLIANCE

This Plan is intended to comply with Section 409A and shall be interpreted in a manner consistent with Section 409A. To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s Termination of Service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Section 409A, and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s Termination of Service with the Company; or (B) the date of the Participant’s death following such Termination of Service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article 10 shall be made to the Participant or the Participant’s beneficiary.

ARTICLE 11

TERM

The effective date of this Plan shall be as of January 1, 2016, subject to shareholder approval. The material terms of this Plan shall be disclosed and submitted to the shareholders of the Company at the next annual meeting of shareholders and thereafter every five (5) years (unless earlier terminated) for approval in accordance with the requirements of Code Section 162(m). This Plan and any benefits granted hereunder shall be null and void if shareholder approval is not obtained at the applicable meeting of shareholders of the Company, and no award or payment of Incentive Compensation under this Plan to any Covered Employee shall be made unless such applicable shareholder approval is obtained. This Plan shall remain in effect until it is terminated by the Committee or the Board. After termination of the Plan, no future Awards may be made. However, all Awards granted before such termination will continue to be effective in accordance with their terms and conditions.

*********

IN WITNESS WHEREOF, the Company has caused this instrument to be effective as of the 1st day of January, 2016 pursuant to prior action taken by the Boards of Directors of the Company.

MATADOR RESOURCES COMPANY

By:
Name:
Title:

Attest:

Name:
Title:

Signature Page to the Matador Resources Company

Amended and Restated Annual Incentive Plan

MATADOR RESOURCES COMPANY

5400 LBJ FREEWAY, SUITE 1500

DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	Craig T. Burkert 02 Gregory E. Mitchell 03 Steven W. Ohnimus
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Vote to approve the Company’s Amended and Restated Annual Incentive Plan.					☐	☐	☐
3.	Advisory vote to approve the compensation of the Company’s named executive officers.					☐	☐	☐
4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 5.						For	Against	Abstain
5.	Shareholder proposal regarding a majority voting standard for director elections.					☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2015, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com.

MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 9, 2016 9:30 A.M. This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and David M. Laney, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 9, 2016, at the Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side